UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

COMVERGE, INC.
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Comverge, Inc.
5390 Triangle Parkway, Suite 300
Norcross, GA 30092

Dear Stockholder:

On behalf of the board of directors of Comverge, Inc., a Delaware corporation, I cordially invite you to attend our annual stockholders’ meeting to be held on Wednesday, May 5, 2010, at 3:00 p.m. Eastern Daylight Time, at our offices located at 5390 Triangle Parkway, Suite 300, Norcross, Georgia 30092.

This year, we are again pleased to be using electronic distribution of our materials, as provided by the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of the proxy statement and our 2009 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. As a leading provider of clean energy solutions, we believe that employing this distribution process will aid in conserving our natural resources and reduce the costs of printing and distributing our proxy materials.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or if you received a paper copy of the proxy materials by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask your broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Thank you for your ongoing support of and continued interest in Comverge.

Sincerely,

R. Blake Young
President and Chief Executive Officer

Norcross, Georgia
March 22, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2010

Date and Time	Wednesday, May 5, 2010; 3:00 p.m., Eastern Daylight Time
Place	5390 Triangle Parkway, Suite 300, Norcross, Georgia 30092
Items of Business	(1)	To elect two Class III directors to Comverge’s board of directors to serve until the 2013 annual stockholders’ meeting or until their successors have been elected and qualified;
	(2)	To approve the Amended and Restated Comverge, Inc. 2006 Long-term Incentive Plan
	(3)	To ratify the appointment of PricewaterhouseCoopers, LLP, as our independent registered public accounting firm for 2010;
	(4)	To vote on a stockholder proposal to repeal the classified structure of the board of directors; and
	(5)	To transact such other business as may properly come before the meeting or any adjournments thereof.
Record Date	You are entitled to vote only if you were a Comverge stockholder as of the close of business on March 8, 2010.
Voting

Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By order of the Board of Directors, Matthew H. Smith Executive Vice President, General Counsel and Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about March 22, 2010.

ii

COMVERGE, INC.

Proxy Statement
for the
Annual Meeting of Stockholders
To Be Held on Wednesday, May 5, 2010

TABLE OF CONTENTS

Page No.

General Information about the Annual Meeting	1
Proposal 1 – Election of Directors	5
Proposal 2 – Approval of the Amended and Restated Comverge, Inc. 2006 Long-term Incentive Plan	14
Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	22
Report of the Audit Committee	23
Stockholder Proposal 4 – Repeal of the Classified Structure of the Board of Directors	24
Corporate Governance	26
Security Ownership of Certain Beneficial Owners and Management	27
Equity Compensation Plan Information	29
Section 16(a) Beneficial Ownership Reporting Compliance	29
Compensation Discussion and Analysis	30
Summary Compensation Table for Fiscal Years 2007, 2008 and 2009	41
Grants of Plan-Based Awards in Fiscal Year 2009	43
Employment Agreements	44
Potential Post-Employment Payments and Payments on a Change in Control	46
Severance Benefits	48
Change in Control Benefits	49
Pension Benefits	50
Outstanding Equity Awards at 2009 Fiscal Year-End	51
Option Exercises and Stock Vested in 2009	53
401(k) Plan	53
Indemnification Agreements	53
Compensation Committee Report	54
Compensation Committee Interlocks and Insider Participation	54
Director Compensation	55
Transactions with Related Persons	57
Householding of Proxy Materials	58
Annual Report	58
Deadline for Submission of Stockholder Proposals	59
Appendix I	60

COMVERGE, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2010 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2010 annual meeting of stockholders of Comverge, Inc., a Delaware corporation, will be held on Wednesday, May 5, 2010. The Annual Meeting will be held at 3:00 p.m. Eastern Daylight Time, at 5390 Triangle Parkway, Suite 300, Norcross, Georgia 30092.

ON WHAT DATE WAS THIS PROXY STATEMENT FIRST SENT TO STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first made available to stockholders was March 22, 2010.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by Comverge’s board of directors for use at the annual meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

    In addition to solicitation of proxies by mail and via the internet, certain directors, officers, representatives and employees of Comverge may solicit proxies by telephone and personal interview. These individuals will not receive additional compensation from Comverge for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Additionally, we have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by Comverge for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Comverge common stock.

WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

There are four proposals scheduled to be voted on at the meeting, each of which is discussed within this proxy statement:

1.	Election of two Class III members of our board of directors to serve until the 2013 annual stockholders’ meeting or until their successors have been elected and qualified;

2.	Approval of the amended and restated Comverge, Inc. 2006 Long-term Incentive Plan;

3.	Ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2010; and

4.	Stockholder proposal to repeal the classified structure of the board of directors.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by Comverge. We estimate that the cost of this proxy solicitation will be approximately $85,000, which includes approximately $32,000 incurred as of the time this proxy was made available.

WHO MAY VOTE AT THE MEETING?

Our board of directors set March 8, 2010, as the record date for the annual meeting. If you owned our common stock at the close of business on March 8, 2010, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on each of the matters to be voted on at the annual meeting. As of March 8, 2010, there were 25,068,842 shares of our common stock outstanding and entitled to vote at the annual meeting.

HOW DO I VOTE?

If you received a notice regarding Internet availability of the proxy materials, you may follow the instructions provided in the notice to access the proxy materials and to vote your proxy via the Internet.

If you received a paper copy of the proxy materials, you may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope or attending the meeting in person.

You may also vote by using a toll-free telephone number or the Internet. Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone or Internet will be voted at the annual meeting in accordance with the directions you provide the individuals named on the proxy; or if no direction is indicated, they will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later-dated proxy card or telephone or Internet vote, or (iii) by attending the meeting in person and voting in person. Notices to us should be directed to Matthew H. Smith, Executive Vice President, General Counsel and Corporate Secretary, Comverge, Inc., 5390 Triangle Parkway, Suite 300, Norcross, Georgia 30092. Stockholders who submit proxies and attend the meeting to vote in person are requested to notify Mr. Smith at the meeting of their intention to vote in person at the meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of a majority of the outstanding shares of Comverge common stock is required to hold the meeting and to conduct business.  At March 8, 2010, there were 25,068,842 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

This year, we are pleased to be using electronic distribution of our materials, as provided by the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to receive proxy materials in printed form by mail or to access proxy materials electronically for future proxy material distributions.

WHY DIDN’T I RECEIVE A NOTICE IN THE MAIL ABOUT THE INTERNET AVAILABILITY OF THE PROXY MATERIALS?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an email containing a link to the website where those materials are available and a link to the proxy voting website.

HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

• View our proxy materials for the annual meeting on the Internet; and

• Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on the investor relations section of our website at http://ir.comverge.com.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

HOW MAY I OBTAIN A PAPER COPY OF THE PROXY MATERIALS?

Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their notice. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2010.  In December 2009, the SEC announced new proxy rules that require company disclosure of shareholder voting results to be reported on a Form 8-K filed within four business days after the Annual Meeting.  As a result, we will report our voting results as required on a Form 8-K within four business days after the Annual Meeting.

DOES THE COMPANY HAVE A WEBSITE?

Comverge’s website is located at http://www.comverge.com.  Additional information concerning our corporate governance practices is located within the investor relations section of our website at http://ir.comverge.com.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE NOTICE OR E-MAIL ABOUT THE INTERNET AVAILABILITY OF THE PROXY MATERIALS OR MORE THAN ONE PAPER COPY OF THE PROXY MATERIALS?

You may receive more than one notice, more than one e-mail or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each notice and e-mail that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those notices or e-mails).

WHAT IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER AND RECEIVE MULTIPLE COPIES OF THE PROXY MATERIALS BUT PREFER TO RECEIVE ONLY ONE, OR I RECEIVE ONLY ONE COPY OF THE PROXY MATERIALS AND WOULD LIKE TO OBTAIN ADDITIONAL COPIES?

If you share an address with another stockholder, in accordance with SEC Rules on “Householding”, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting Broadridge Financial Solutions, Inc. at:  (800) 542-1061.

A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, please contact our transfer agent, American Stock Transfer & Trust Company at: (800) 937-5449.

If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please call Broadridge Financial Solutions, Inc. at:
(800) 542-1061.

All stockholders may also write to us at the address below to request a separate copy of these materials:
Comverge, Inc.
Attn: Investor Relations
5390 Triangle Parkway, Suite 300
Norcross, GA 30092

HOW MAY I OBTAIN A COPY OF COMVERGE’S 2009 FORM 10-K AND OTHER FINANCIAL INFORMATION?

    Stockholders may request a free copy of our 2009 Annual Report, which includes our 2009 Form 10-K, from:
Comverge, Inc.
Attn: Investor Relations
5390 Triangle Parkway, Suite 300
Norcross, GA 30092

    Alternatively, stockholders can access the 2009 Annual Report, which includes our 2009 Form 10-K and other financial information, on Comverge’s Investor Relations website at:  http://ir.comverge.com.

    Comverge also will furnish a copy of any exhibit to the 2009 Form 10-K if specifically requested.

PROPOSAL 1
ELECTION OF DIRECTORS

There are currently seven members on our board of directors, which is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. During fiscal 2009, two members of our board of directors, Robert McCullough and Larry Hagewood resigned from the board.  Messrs. McCullough and Hagewood resigned for personal reasons and not as a result of any disagreement with management or the board.  As a result of their departures and an existing vacancy, the board appointed A. Laurence (Larry) Jones, Joseph O’Donnell and Scott Ungerer to the board in the classes and committees as indicated below.  In addition, in February 2010, board member Tom Gutierrez also tendered his resignation from the board of directors effective March 4, 2010.  Mr. Gutierrez resigned for personal reasons related to the time requirements of his new chief executive officer position for another company and not as a result of any disagreement with management or the board.  Michael Picchi, Executive Vice President and Chief Financial Officer of the Company was appointed to the board of directors effective February 18, 2010, filling the vacancy created by Mr. Gutierrez’s resignation.

At the Annual Meeting, each of the two Class III directors, Larry Jones and Nora Mead Brownell will have completed their terms.  Upon the recommendation of the nominating and corporate governance committee, the board of directors has nominated Larry Jones and Nora Mead Brownell to serve as two Class III directors for a three-year term expiring at the 2013 Annual Meeting of Stockholders. Ms. Brownell was appointed and has been serving as a director of the Company since 2006. Mr. Jones was identified by the nominating and corporate governance committee as a candidate for nomination to the board of directors and was appointed to the board in October 2009.  If elected, Mr. Jones and Ms. Brownell will serve until our 2013 annual meeting of stockholders or until their successors have been elected and qualified, or until their earlier death, resignation or removal. If either Mr. Jones or Ms. Brownell is unable or declines to serve as a director, the board may designate another nominee to fill each vacancy and the proxy will be voted for that nominee or nominees.

The members of our board of directors who are Class I directors (presently, Messrs. Dreyer, Ungerer and Picchi) will be considered for nomination for election at the 2011 annual meeting. The members of our board of directors who are Class II directors (presently, Messrs. O’Donnell and Young) will be considered for nomination for election at the 2012 annual meeting. There are no family relationships among our directors or executive officers.

The table below sets forth the names, ages, class and position of the nominees who are standing for election at the Annual Meeting:

Name	Age	Class	Position
Nora Mead Brownell	62	III	Independent Director
A. Laurence (Larry) Jones	57	III	Independent Director

CLASS III DIRECTOR NOMINEES

Nora Mead Brownell
Director since 2006

    Nora Mead Brownell became a member of our board of directors in December 2006 and serves (i) as Chairperson of our nominating/corporate governance committee, where she was appointed Chairperson on November 2, 2009 and (ii) on the compensation committee of our board of directors. In 2009, Ms. Brownell co-founded ESPY Energy Solutions, LLC, a women-owned business providing consulting services. In May 2001, Ms. Brownell was confirmed as Commissioner of the Federal Energy Regulatory Commission where she served until the expiration of her term in June 2006. During her time as Commissioner, Ms. Brownell was an advocate for the development of regional transmission organizations, markets for wholesale power and national energy infrastructure development. After leaving the Federal Energy Regulatory Commission, Ms. Brownell started BC Strategies, a consulting firm. Prior to her time as Commissioner, she served as a member of the Pennsylvania Public Utility Commission where she took an active role in the rollout of electric choice in Pennsylvania, helped to establish a framework for one of the most successful retail electric markets in the country and worked towards a public policy to develop a robust competitive telecommunications market in the state. Ms. Brownell is the former President of the National Association of Regulatory Utility Commissioners. Ms. Brownell is currently a member of the board of directors of Oncor Holdings Corp., Spectra Energy Partners and SkyFuel, Inc. and has also served on the board of the Times Publishing Company. Ms. Brownell also serves on the advisory board of Starwood Energy Fund.  Ms. Brownell attended Syracuse University.

A. Laurence Jones
Director since 2009

    A. Laurence (Larry) Jones became a member of our board of directors in October 2009 and serves on our audit committee.  Mr. Jones is currently Chief Executive Officer and a member of the board of directors of StarTek, Inc. (NYSE: SRT), a provider of outsourced call center and customer support services for the communications industry with over 9,000 employees in the United States, Canada and the Philippines.  From 2004 to 2006, Mr. Jones was Chief Executive Officer and President of Activant Solutions, a vertical market ERP software company which was sold to Hellman and Freidman, a private equity firm, in May 2006. Prior to that, Mr. Jones was chairman of WebClients, an internet marketing firm from 2004 to 2005, and also served as chairman and chief executive officer of Interelate, Inc., a CRM services firm from 2002 to 2004.  In addition, Mr. Jones served as President and Chief Executive Officer of MessageMedia (NASDAQ: MESG), an email marketing firm from 1999 to 2002.  Mr. Jones also served as Chief Executive Officer of Neodata Services, Inc. from 1993 to 1998, was founding chief executive officer of GovPX from 1992 to 1993, as Senior Vice President at Automatic Data Processing from 1987 to 1992 and spent the first 10 years of his career at Wang Laboratories from 1977 to 1987.  Mr. Jones is currently chairman of the executive committee of the Deming Center entrepreneurial program at the Leeds School of Business at the University of Colorado and has served in various capacities since 2002. He also serves on the board of directors at the Boulder Innovation Center, which provides start-up professional services, funding and networking for local entrepreneurs. Over the past 10 years, Mr. Jones has served as a director of numerous public and private companies, including Work Options Group, Exabyte, Activant Solutions, Realm Solutions, SARCOM, WebClients, DIMAC and Fulcrum Analytics.  Mr. Jones graduated from Worcester Polytechnic Institute with a degree in computer sciences in 1975, and earned his MBA from Boston University in 1980.

Vote Required and Board Recommendation

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required to elect the nominees.  Because abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on that proposal) are not considered votes cast, neither abstentions nor broker non-votes will have any effect on the outcome of this proposal.

If, at the time of or prior to the meeting, the nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee will be required.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS
VOTE “FOR” THE ELECTION OF MR. JONES AND MS. BROWNELL

Our Board of Directors

The following table sets forth the names, ages, class and position of each director of Comverge whose term of office will continue after the meeting:

Name	Age	Class	Position
Alec G. Dreyer	52	I	Independent Director
Joseph O’Donnell	64	II	Independent Director
Michael D. Picchi	43	I	Director
Scott Ungerer	52	I	Independent Director
R. Blake Young	51	II	Director

DIRECTORS CONTINUING IN OFFICE

Class I Directors

Alec G. Dreyer
Director since 2008

Alec G. Dreyer became a member of our board of directors in January 2008 and serves as the chairman of the board and lead director. Mr. Dreyer also serves as chairman of the audit committee and as a member of the compensation committee of our board of directors. Mr. Dreyer previously served on the nominating/corporate governance committee. Mr. Dreyer has served as Chief Executive Officer of the Port of Houston Authority in Houston, Texas since October 2009.  Mr. Dreyer previously served as the Chief Executive Officer and a director of Horizon Wind Energy, LLC, a wind energy developer, from September 2005 to July 2007, when Horizon was sold to Energias de Portugal, S.A., a major Portuguese utility. From February 2000 to September 2005, Mr. Dreyer served as an Executive Vice President of publicly traded Dynegy, Inc. and President of Dynegy Generation, a division of Dynegy Inc. Prior to February 2000, Mr. Dreyer was President of Illinova Generating Company, and a Senior Vice President of Illinois Power Company. Before starting his career at Illinova, Mr. Dreyer was a Senior Manager in the Accounting and Auditing Services division of PriceWaterhouse in St. Louis. In November 2009, Mr. Dreyer resigned from the board of directors of publicly traded EcoSecurities Group PLC, which is in the business of sourcing, developing and trading carbon credits. Mr. Dreyer had been a non-executive director of EcoSecurities’ board since February 2008, and had served on the audit committee and as Chair of the remuneration committee of EcoSecurities’ board of directors.  Mr. Dreyer received a B.A. from the University of Illinois and an M.B.A. from Washington University in St. Louis.

Michael D. Picchi
Director since 2010

Michael D. Picchi became a member of our board of directors in February 2010 and has served as Executive Vice President and Chief Financial Officer since June 2006.  Prior to joining our board, Mr. Picchi also served as Interim President and Chief Executive Officer from June 2009 until February 2010.  He joined us in February 2006 as Senior Vice President, Chief Accounting Officer responsible for all accounting functions. From July 2004 to February 2006, Mr. Picchi was Senior Vice President—Finance and Controller for publicly-traded PRG-Schultz International, Inc., an audit recovery services firm. From February 2003 to July 2004, Mr. Picchi served as Chief Accounting Officer—Corporate Controller for Randstad North America, the U.S. operations of temporary staffing labor firm Randstad Holding, B.V. From November 1999 to January 2003, Mr. Picchi served as Vice President—Finance for publicly-traded AirGate PCS, Inc., a Sprint PCS wireless affiliate. Mr. Picchi began his career at Coopers & Lybrand LLP and is a certified public accountant and chartered financial analyst. He obtained a B.S. in Accounting and an M.B.A. in Finance from Indiana University.

Scott B. Ungerer
Director since 2009

Scott B. Ungerer became a member of our board of directors in October 2009 and serves on our audit and nominating/corporate governance committees. Since 1996, Mr. Ungerer has been a managing director and founder of EnerTech Capital Partners, a pioneer in the CleanTech space that has been successfully investing in energy and clean energy technology companies since 1996.  Mr. Ungerer’s experience in the energy and power markets has spanned his 29 year career beginning with Atlantic Electric in 1980, including his role as president and chief operating officer of Atlantic Energy Enterprises.  Mr. Ungerer previously served on Comverge's board of directors from October 2003 to January 2008.  Mr. Ungerer currently sits on the boards of directors of The NanoSteel Company, a developer of nano-structural materials, and privately-held, CURRENT Group, LLC, Tangent Energy Solutions and CoaLogix, and is also a member of the National Renewable Energy Lab (NREL) Venture Advisory Board. Mr. Ungerer is also a governing board member of the NIST Smart Grid Interoperability Panel (SGIP), a member of the Princeton Alumni School Committee and a former member of the Cleantech Venture Network Advisory Board.  Mr. Ungerer received a B.S. in mechanical engineering from Princeton University.

Class II Directors

Joseph O’Donnell
Director since 2009

Joseph O’Donnell became a member of our board of directors in October 2009 and serves as the chair of our compensation committee and as a member of our nominating/corporate governance committee. Mr. O’Donnell is currently retired and most recently served as Chief Executive Officer of Inmar, Inc., a leading provider of technology-driven logistics and supply chain software and services.  Prior to his tenure with Inmar, Mr. O’Donnell was Chairman and Chief Executive Officer of Artesyn Technologies for 12 years.  Mr. O’Donnell currently serves on the boards of Comverse Technology and the University of Tennessee College of Business.  Mr. O’Donnell received his Bachelor of Science and MBA degrees from the University of Tennessee.

R. Blake Young
Director since 2006

    R. Blake Young became our President and Chief Executive Officer when he was appointed in February 2010 and has served as a member of the Comverge Board of Directors since August 2006.  Prior to his appointment, Mr. Young was the founder and Managing Partner of Cap2ity Consulting Group, a business, technology and management consulting group from June 2009 to February 2010.  Previously, he served as Senior Vice President, Global IT & Technology for BG Group, a global energy company based in London from January 2007 to June 2009.  Prior to that, Mr. Young held various senior management positions with Dynegy Inc., including Executive Vice President and Chief Administrative Officer as well as Executive Vice President & President of Global Technology from 1998 to 2005.  He also served as President of Illinois Power Company, Dynegy's electric and gas transmission and distribution company.  Prior to his eight years at Dynegy, Mr. Young served as Chief Information Officer of the US Grocery Division of Campbell Soup Company.  Before that, Mr. Young had a 14-year career with Tenneco Energy, an integrated natural gas transporter and marketer, where he served in a number of senior administrative and commercial management positions, including Chief Information Officer and Executive Director of national accounts.  Mr. Young received a Bachelor of Science degree from Louisiana State University.

Independence of Directors

As required under the listing standards of the Nasdaq Global Market, on which our common stock is listed, a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board. In addition, we impose additional tests of independence with respect to members of the audit committee of our board of directors that are consistent with the Nasdaq Global Market listing standards and with applicable rules and regulations of the Securities and Exchange Commission. Our board of directors consults with our in-house and outside legal counsel to ensure that the board’s determinations are consistent with listing standards, SEC rules and relevant securities and other laws and regulations regarding the definition of “independent.”  Consistent with these considerations, and after reviewing all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, our board of directors has affirmatively determined that all of our directors other than Mr. Young and Mr. Picchi are independent directors, including Mr. Jones and Ms. Brownell who are nominees for election, within the meaning of the applicable Nasdaq Global Market listing standards.  Furthermore, our board of directors affirmatively determined that Messrs. McCullough, Hagewood and Gutierrez were independent directors during their respective terms of service during 2009.

Board Leadership Structure

With the recent appointment of R. Blake Young as President and Chief Executive Officer of the Company, the positions of CEO and Chairman of the board have been separated.  Mr. Alec Dreyer serves as Chairman of the board and Lead Director.  The board believes that this structure encourages the free and open dialogue of competing views and provides for strong checks and balances.  Additionally, Mr. Dreyer’s attention to Board and committee matters allows Mr. Young to focus more specifically on overseeing the Company’s day-to-day operations and activities, as well as strategic opportunities and planning.  The board also believes that one of the key elements of effective, independent oversight is that our independent directors meet in executive sessions on a regular basis without the presence of management.  In fiscal 2009, our board held nine meetings and as part of the agenda, the independent directors met in executive session with Mr. Dreyer, the Lead Director presiding at such meetings.

Committees of the Board

Our board of directors has three permanent committees: audit committee, nominating and corporate governance committee and compensation committee. Our board has affirmatively determined that all of the directors who serve, or previously served during 2009, on these committees are independent directors within the meaning of the applicable Nasdaq Global Market listing standards, SEC rules and relevant securities and other laws and regulations.

Audit Committee. The audit committee of our board of directors is currently composed of Messrs. Dreyer, Jones and Ungerer.  Mr. Larry Hagewood, who resigned from the board effective August 28, 2009, and Mr. Tom Gutierrez, who resigned from the board effective March 4, 2010, also served on the audit committee during 2009.  In addition, Mr. Robert McCullough, who resigned from the board effective June 2, 2009, also served on the audit committee as chairman during 2009.  As a result of Mr. McCullough’s departure, the board appointed Mr. Dreyer to serve as chairman of the audit committee.  Our board has determined that Mr. Dreyer qualifies as an audit committee financial expert under the current SEC regulations, and that the other members of our audit committee satisfy the financial literacy and other requirements for audit committee members under the Listing Rules of the Nasdaq Global Market. The audit committee assists the board in overseeing: (1) our accounting and financial reporting processes; (2) the audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent registered public accounting firm; and (5) the performance of our internal audit function and our independent registered  public accounting firm. The audit committee charter further provides that the audit committee, among other things:

•           has sole authority to appoint, compensate, retain, evaluate and terminate our independent registered public accounting firm;

•           has sole authority to review and approve in advance all audit and permissible non-audit engagement fees, scope and terms with our independent registered public accounting firm;

•           review and approve all related party transactions between us and any executive officer or director;

•           will monitor the compliance of our officers, directors and employees with our code of business conduct and ethics; and

•           will establish and maintain procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The audit committee held seven meetings during fiscal 2009 and met in differing executive sessions with all non-employee directors and with our independent registered public accounting firm at each of its meetings. The written charter for the audit committee is available on our website at http://ir.comverge.com.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board of directors is composed of Ms. Brownell and Messrs. Ungerer and O’Donnell.  Ms. Brownell serves as the chairman of the nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee are to:

•           recommend to our board proposed nominees for election to the board by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the board to fill vacancies that occur between stockholder meetings;

•           develop, in conjunction with executive management, and periodically report to our board regarding succession plans for our chief executive officer and other officers; and

•           make recommendations to the board regarding corporate governance matters and practices.

The nominating and corporate governance committee held four meetings during fiscal 2009 and met in executive session with all non-employee directors at each of its meetings. The written charter for the nominating and corporate governance committee is available on our website at http://ir.comverge.com.

Compensation Committee. The compensation committee of our board of directors is composed of Messrs. O’Donnell and Dreyer and Ms. Brownell. Mr. Gutierrez, who resigned from the board effective March 4, 2010, also served on the compensation committee during 2009.  Mr. O’Donnell serves as the chairman of the compensation committee. Pursuant to its charter, the compensation committee has the following responsibilities, among others:

•           to review and establish, at least annually, with the input of management, corporate goals, objectives, policies and philosophies for all compensation paid to our chief executive officer and other officers, for the defined performance period;

•           to determine and approve all compensation paid to the chief executive officer and other officers, including base salary, bonuses, incentive plans and perquisites;

•           to establish the targets for performance-based compensation of the chief executive officer and other officers for the defined performance period and confirm whether such targets have been met for the completed performance period;

•           to report to our board of directors on the performance of the chief executive officers and other officers in light of the corporate goals, objectives, policies and philosophies established with respect to compensation for the performance period; and

•           to review and recommend to our board of directors compensation of non-employee directors, including committee chairpersons and members.

The compensation committee held seven meetings during fiscal 2009 and met in executive session with all non-employee directors at each of its meetings. The written charter for the compensation committee is available on our website at http://ir.comverge.com.

The Nominating Process

Director Qualifications

The nominating and corporate governance committee of our board of directors, which is comprised entirely of independent directors, is responsible, in accordance with its charter, for establishing standards for members of the board and overseeing the performance evaluation of the board and its members. Based on these evaluations, the nominating and corporate governance committee recommends to the board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The board, with the assistance of the nominating and corporate governance committee, establishes criteria for the selection of new members. The basic criteria are found in our Corporate Governance Guidelines under “Board Membership and Service,” located on our website at http://ir.comverge.com.  These core competencies include individuals who:

• have the business and/or professional knowledge and experience that will benefit Comverge, our business and the goals and interests of our stockholders,

• are well regarded in the community, with a long-term reputation for honesty and integrity, have good common sense and judgment,

• have a positive record of accomplishment in present and prior positions,

• have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve, and

• have the time, energy, interest and willingness to become involved in Comverge and our future.

At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

In conjunction with the criteria set forth above, the following outlines the process for reviewing and evaluating incumbent directors:

1)
The Board is staggered, where Class I Directors are set for election in 2011 and every successive three years thereafter; the Class II Directors are set for election in 2009 and every successive three years thereafter, and Class III Directors are set for election in 2010 and every successive three years thereafter. The specific Class of incumbent Directors whose term is set to expire is the “Director(s) for Election”;

2)	Each Director shall complete an evaluation (the “Evaluation”), which shall utilize the metrics noted above and in the Corporate Governance Guidelines, for reviewing Directors for Election;

3)	Each Director shall send their completed Evaluation to the Company’s outside counsel (the “Outside Counsel”) for tabulation on the Director for Election results;

4)
The Outside Counsel shall compile the information, prepare a short report, and report directly to the Chairman of the Committee (and to the Lead Director to the extent they are different individuals) the results of the evaluations. Where the Chairman and/or Lead Director is a Director for Election, the results shall be provided to the Class of Directors most recently elected to the Board;

5)
The Chairman of the Committee, or the Class of Directors most recently elected if the Chairman is a Director for Election, shall present the results and report to the entire Committee for the Committee to discuss before making a recommendation for nomination or expiration regarding the Director for Election to the Board; and,

6)	The Company’s Corporate Secretary shall circulate to the Directors the appropriate documentation and contact information prior to the meeting where such review shall occur.

In the case of new director candidates, the questions of independence and financial expertise will be important in determining what roles the candidate can perform. The Committee will determine whether the candidate meets the independence standards set forth in the Securities and Exchange Commission rules and regulations and the NASDAQ rules as well as the extent of the candidate’s experience in the areas of finance and accounting. Candidates will first be interviewed by the Committee. If approved by the Committee, candidates will then be interviewed by all other members of the Board. The full Board, with such interested directors recusing themselves as appropriate, will approve all final nominations after considering the recommendations of the Committee. The Chairman of the Board, acting on behalf of the other members of the Board, will extend the formal invitation to an approved candidate to stand for election to the Board. Qualified candidates for election to the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Director Skills and Experience

The board seeks out, and the board is comprised of, individuals whose backgrounds and experience complement those of other board members.  When considering whether the board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on discussing relevant issues with the directors and nominees and the information discussed in each of the board members’ or nominees’ biographical information set forth on pages 5 to 7 of this proxy statement.  In particular, with regard to Ms. Brownell, the board considered her extensive experience in the utility and energy industries and her expertise as a former commissioner of the Federal Energy Regulatory Commission.  Similarly, with regard to Mr. Jones, the board considered his 33 years of business experience including his significant experience as the president, chief executive officer and member of the board of both private and public companies.  With regard to Mr. Dreyer, the board considered his background and expertise in the energy industry and his significant experience while serving on other public company boards, including on the audit committees.  With regard to Mr. O’Donnell, the board considered his background in the supply chain business and his experience while serving as CEO of other companies.  As for Mr. Ungerer, the board considered his experience as a founder of a venture capital firm investing in energy and clean energy technology companies and his 29-year career in the energy industry.  As for Mr. Young who serves as our President and Chief Executive Officer, the board considered his executive management experience with both energy and utility companies and his significant knowledge of our business.  With regard to Mr. Picchi, the board considered his distinguished career as a controller and chief accounting officer at other public companies and his extensive knowledge and experience in corporate finance.

Diversity Considerations in Indentifying Director Nominees

Although the board does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the nominating/corporate governance committee will consider, among other things, the benefits to Comverge of diversity of race, gender, ethnicity and national origin.

Board Vacancies

When there is an opening or anticipated opening for a director position, our board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and to evaluate or assist in evaluating nominees brought to the attention of the nominating and corporate governance committee. Should we use the services of a third party, we would expect to pay a fee for such services.  In fiscal 2009, the board appointed five new members, A. Laurence Jones, a director nominee in Class III, Tom Gutierrez and Scott Ungerer in Class I and Joseph O’Donnell and Larry Hagewood in Class II.  Mr. Hagewood and Mr. Gutierrez resigned from the board in August 2009 and March 2010, respectively, for personal reasons and not as a result of any disagreement with the board and/or management.  In filling these positions, the board engaged the services of Hobbs and Towne and Heidrick & Struggles, both consulting firms that provide board search and advisory services.

The nominating and corporate governance committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be sent in writing sufficiently in advance of the annual meeting to permit adequate review by the nominating and corporate governance committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders who themselves wish to nominate an individual to the board must follow the advance notice requirements and other requirements of our bylaws.

Meetings of the Board of Directors and Committees

During fiscal year 2009, our board held nine meetings, and its three standing committees (audit committee, nominating and corporate governance committee and compensation committee) collectively held 18 meetings. The board met in executive session with all non-employee directors during multiple board meetings in 2009. Each director attended at least 75% of the meetings (held during the period that such director served) of the board and the committees on which such director served in fiscal year 2009. All members of our board attended the last annual meeting of stockholders.

PROPOSAL 2
APPROVAL OF THE AMENDED AND RESTATED
COMVERGE, INC. 2006 LONG-TERM INCENTIVE PLAN

In March 2010, the board of directors approved the amendment and restatement of the Comverge, Inc. 2006 Long-term Incentive Plan (the “Prior Plan”) (the date of such approval being the “Effective Date”), subject to the approval of our stockholders at the annual meeting (the “Amended Plan”).  Our board believes that the Amended Plan is an integral part of Comverge’s long-term compensation philosophy and recommends our stockholders approve the Amended Plan at the meeting.

General Information Regarding our Long-term Incentive Plan

Our Prior Plan was adopted by our board and approved by our stockholders in August 2006 as a successor plan to our 2000 Stock Option Plan.  In April 2007, we completed our initial pubic offering and the Prior Plan was subsequently amended in March 2007 and again amended and restated in March 2008.  As a result, the Company has not been publicly-traded for a full three years.

The board’s decision to amend and restate the plan in the form of the Amended Plan was as a result of the board’s desire to continue to encourage non-employee directors, selected executive officers, salaried employees and service providers to acquire an equity interest in the growth and performance of the Company as an incentive to contribute to the Company’s future growth and success, thus enhancing the value of the Company for the benefit of its stockholders~~.~~

Key Features of the Amended Plan

Our board of directors believes that the key features set forth in the Amended Plan are important to enable Comverge to continue to attract and retain qualified directors, talented employees and service providers and to encourage these individuals to build long-term value for our stockholders.  Please see “Compensation Discussion and Analysis” in this proxy statement for additional important information regarding our compensation strategy.  The key features of the Amended Plan that are being submitted for your consideration and approval are:

• Shares requested.  The Amended Plan provides for an increase in the number of shares of common stock available for issuance (subject to the ratio provisions described herein) under the Amended Plan by 1,400,000 shares of common stock, which represents an increase from 1,537,217 shares that remained available for grant at December 31, 2009, under the Prior Plan to 2,937,217 shares available for grant under the Amended Plan.

• No repricing of stock options or stock appreciation rights. The Amended Plan does not permit the repricing of options or stock appreciation rights. The Amended Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of common stock on the date of grant.

• Share counting. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Amended Plan.

• Gross Settlement of Stock Appreciation Rights.  Shares granted pursuant to the exercise of a stock appreciation right are not available again for issuance as awards under the Amended Plan, including shares of stock not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or option.

• Committee Discretion.  Subject to Sections 162(m) and 409A of the Internal Revenue Code (the “Code”) where applicable, the compensation committee may provide for accelerated vesting or exercisability of awards under the Amended Plan.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast in person or represented by proxy at the meeting and entitled to vote is required to approve the Amended Plan.  Because abstentions and broker non-votes are not considered votes cast, neither abstentions nor broker non-votes will have any effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the Amended Plan

General

The Amended Plan is consistent with Comverge’s and its stockholders’ interest to provide equity-based incentives necessary to attract, reward and retain employees, directors, consultants and other service providers on whom we rely to enable Comverge to succeed.  The Amended Plan is vitally important to allow us to accomplish our growth strategies by providing for grants of stock options, restricted stock, restricted stock units, stock appreciation rights other equity-based awards and cash awards that are consistent with our compensation strategy, which is described below under the heading “Compensation Discussion and Analysis.”

The following contains a summary of the material terms of the Amended Plan. The following description of the terms of the Amended Plan is not complete.  For more information, we refer you to the full text of the Amended Plan, which is included as Appendix I to this proxy statement.

Eligibility

Except as set forth below with respect to incentive options, all awards may be granted by the compensation committee to any employee, service provider or non-employee director who performs services for the company or an affiliate and who is determined by the committee to be eligible for an award.  Currently, there are approximately 142 employees, 2 service providers and 5 non-employee directors eligible to participate in the Amended Plan.

Administration of the Amended Plan

The Amended Plan is administered by the compensation committee of our board of directors, which has broad authority to:

•	interpret the Amended Plan and all plan awards;

•	make any rules as it deems necessary for the proper administration of the Amended Plan;

•	make all other determinations necessary or advisable for the administration of the Amended Plan; and

•	correct any defect, supply any omission or reconcile any inconsistency in the Plan and awards made under the Amended Plan.

The board of directors may amend, suspend or terminate the Amended Plan without the consent of any person, but no amendment, suspension or termination of the Amended Plan may, without the consent of the holder of an award, terminate such award or materially adversely affect such person’s rights with respect to such award. No amendment can be effective prior to its approval by our stockholders, to the extent that such approval is required by applicable legal requirements or any exchange on which our common stock is listed.  Any action taken or determination made by the committee will be final, binding and conclusive on all affected persons.

Shares Subject to the Plan

Comverge proposes an increase to the number of shares available for grant by 1,400,000 shares.  If the Amended Plan is approved, the number of shares originally available for issuance pursuant to awards under the Amended Plan will increase from 6,153,036 (the “Existing Share Reserve”) to 7,553,036 (the “Amended Share Reserve”).  Of the December 31, 2009 balance of the Existing Share Reserve, 1,988,400 were subject to outstanding option awards, 496,589 were subject to unvested stock awards and 1,537,217 remained eligible for issuance pursuant to future awards under the Amended Plan.

The number of shares available under the Amended Plan shall not be increased by: (i) shares not issued or delivered as a result of the net settlement of an option or stock appreciation right; (ii) shares tendered, surrendered or withheld to satisfy the exercise price for, settlement of, or any withholding taxes related to, an award; or (iii) shares repurchased on the open market with the proceeds of the exercise price for an option.

Shares subject to Awards granted on or after the Effective Date under the Amended Plan shall reduce the number of shares available under the Amended Plan: (a) by one share for each share subject to an award of an option or stock appreciation right and (b) by 1.4 shares for each share subject to an award other than an option or stock appreciation right.  If any stock-denominated award is paid in cash, forfeited, otherwise lapses, expires, terminates or is canceled without the delivery of shares, then the number of shares subject to such award, to the extent of such cash payment, forfeiture, lapse, expiration, termination or cancellation, shall be added back to the share reserve and be available for future awards in proportion to the number of shares by which the reserve was originally reduced at the time of grant pursuant to the foregoing sentence.  With respect to a dollar-denominated award that is paid in shares, the share reserve shall be reduced by the number of shares issued to pay such dollar-denominated Award.  Notwithstanding the foregoing, substitute awards granted in connection with a business acquisition made by the Company or a subsidiary, whether an asset purchase, merger or stock acquisition, shall not reduce the number of shares available in the share reserve.

Additionally, the number of shares that are the subject of awards as of the Effective Date under the Prior Plan that, in the future, are forfeited, lapse, expire, terminated or canceled without the delivery of shares (or in the case of a stock-denominated award, paid in cash), will be added to the number of shares specified above in the manner specified above and immediately become available for awards under the Amended Plan.

No more than 1,000,000 shares of common stock shall be issued to any one participant pursuant to the Amended Plan in any one calendar year.  With respect to performance awards paid in cash or a combination of cash and common stock, the sum of such cash and Common Stock underlying an Award paid to any one individual in any one calendar year shall not exceed $10,000,000.  All shares that may be issued under this Amended Plan may be awarded pursuant to incentive options.

Additionally, in the event our outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of Comverge by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, appropriate adjustments will be made to (i) the numerical limits described in the Amended Plan (such as the limit on the number of shares that may be issued as incentive stock options and the limit on the number of shares that may be awarded to any one person in any fiscal year for purposes of Section 162(m) of the Code and (ii) any outstanding awards.

Granting of Awards to Participants

Subject to the terms and conditions set forth in the Amended Plan, the compensation committee has broad authority to determine who may participate in the Amended Plan and the type and size of the awards to participants. Any employee, service provider or non-employee director may be selected by the committee to participate in the Amended Plan.  In selecting participants and determining awards, the committee may consider the contribution the recipient has made and/or may make to our growth and any other factors that it may deem relevant.  Grants of awards to members of the committee or any service provider or to the committee or the board must be approved by our board of directors.

Type of  Amended Plan Awards

Awards granted under the Amended Plan may include any of the following:

•	non-qualified options, which are options to purchase shares of our common stock at an exercise price of not less than 100% of the fair market value per share on the date of grant;

•
incentive options, which are options designed to meet Code provisions that provide favorable tax treatment to optionees if certain conditions are met, are issued at an exercise price of not less than 100% of the fair market value per share on the date of grant and may only be granted to our employees;

•
restricted stock units, which are rights to receive a specified number of shares of our common stock or the fair market value of such common stock in cash upon expiration of the restricted period specified by the committee;

•
restricted stock, which is common stock that is transferred to the participant subject to such forfeiture and other restrictions as the committee, in its sole discretion, shall determine and the restricted stock may not be transferred by the participant prior to the lapse of such restrictions;

•
stock appreciation rights, which are rights to receive cash or shares of our common stock, the value of which is equal to the spread or excess of (i) the fair market value per share on the date of exercise over (ii) the fair market value per share on the date of grant with respect to a specified number of shares of common stock; and

•
cash may be awarded, or shares of our common stock may be sold or granted as a bonus under the Amended Plan to participants, in the discretion of the committee, on such terms and conditions as it may establish.

Performance Awards

The compensation committee may grant performance awards to employees, service providers or non-employee directors based on performance criteria measured over a period of not less than one year and not more than five years.  The committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to increase the amounts payable under any award subject to performance conditions.  The performance goals for performance awards will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the committee.  For any award granted to an employee that is intended to meet the requirements of the performance-based exception of Code Section 162(m), one or more of the following business criteria will be used by the committee in establishing performance goals for performance awards granted to a participant:

• earnings per share;
• increase in revenues;
• increase in cash flow;
• increase in cash flow return;
• return on net assets;
• return on assets;
• return on investment;
• return on capital;
• return on equity;
• economic value added;
• gross margin;
• net income;
• pre-tax earnings;
• pre-tax earnings before interest;
• pre-tax earnings before interest, depreciation and amortization;
• pre-tax earnings after interest expense and before incentives, service fees and extraordinary or special items;
• operating income;
• total stockholder return;
• debt reduction;
• increases in megawatts through new contract executions;
• successful completion of an acquisition, initial public offering, private placement of equity or debt; or
• reduction of expenses.

Any of the performance goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the committee, including the Standard & Poor’s 500 Stock Index or components thereof, or a group of comparable companies.  Additionally, the performance goals may be applied on a consolidated basis, and/or for specific subsidiaries, divisions or units of the Company.

Vesting of Awards and Exercise of Options and Stock Appreciation Rights

The compensation committee may, in its discretion, accelerate the vesting or exercisability of an award, subject to Sections 162(m) and 409A of the Code where applicable.

Term of Awards

The Amended Plan provides that the term or restricted period of each award that is an option, stock appreciation right, restricted stock unit or restricted stock will be for such period as may be determined by the committee, not to exceed a period of seven years.  Awards granted under the Prior Plan will continue to survive for the term set forth for such specific awards in the agreement related thereto.

Mergers, Recapitalization, Etc.

In the event of a merger in which we are not the surviving corporation, or in the event of a transaction in which substantially all of our stock or assets is acquired, the compensation committee may in its discretion terminate all outstanding options and stock appreciation rights by giving 20 days notice.  The holder of such award will have the right to exercise the options or stock appreciation rights during the 20-day period.  If the options or stock appreciation rights are not terminated in this manner, or if the outstanding shares of stock are changed into or converted into a different number or kind of shares or other property (including cash) pursuant to certain corporate transactions, the committee will make appropriate adjustments to the awards to prevent enlargement or dilution of value.

Termination and Amendment

The Amended Plan will continue in effect until the first to occur of (i) its termination by our board of directors or (ii) the tenth anniversary of the Effective Date.

The board of directors may amend, suspend or terminate the Amended Plan (and the compensation committee may amend an award agreement) without the consent of any person, but no amendment, suspension or termination of the Amended Plan (or amendment of an agreement) may, without the consent of the holder of an award, terminate such award or materially adversely affect such holder’s rights with respect to such award. No amendment can be effective prior to its approval by our stockholders, to the extent that such approval is required by applicable legal requirements or any exchange on which our common stock is listed.

Summary of Federal Income Tax Consequences of the Amended Plan

The following summary is intended only as a general guide to the current U.S. federal income tax consequences of grants of certain awards under the Amended Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.  Additionally, the tax consequences of participation in the Plan are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options

A participant in the Amended Plan recognizes no taxable ordinary income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.  However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through the exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, then any gain or loss on a disposition of those shares (a “qualifying disposition”) will be taxed as a long-term capital gain or loss.  Upon such qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase or sale.  The participant’s additional gain or any loss upon a disqualifying disposition will be taxed as capital gain or loss, which will be long term or short term depending on whether the stock was held for more than one year.  To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options

Options that are not designated, or do not qualify, as incentive stock options are nonstatutory stock options that have no special tax status.  A participant generally recognizes no taxable ordinary income as the result of the grant of such an option.  Upon the exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the date of exercise.  Generally, we will be entitled to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss.

Stock Appreciation Rights

A participant recognizes no taxable ordinary income upon the grant of a stock appreciation right.  Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  We generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right.

Restricted Stock

 A participant who acquires restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the date the shares are no longer subject to a substantial risk of forfeiture and the participant’s purchase price, if any.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  The participant may elect, pursuant to Section 83(b) of the Code, to have the date of grant be the date for income purposes by filing with the Internal Revenue Service no later than 30 days after the date the restricted stock is granted.  Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date of taxation, will be taxed as a capital gain or loss.  Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.  We generally will be entitled to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

Restricted Stock Units

No taxable income is recognized upon grant of a restricted stock unit award.  Generally, the participant will recognize ordinary income in the year in which the shares subject to that unit vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance.  We generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.  In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Performance Awards

A participant generally will recognize no income upon the grant of performance-vested restricted stock or a performance unit award.  Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received.  If the participant is an employee, this ordinary income generally is subject to withholding of income and employment taxes.  If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Restricted Stock.”  Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date of taxation, will be taxed as capital gain or loss.  We should generally be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date.

Potential Limitation on Deductions

In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Section 162(m) of the Code disallows a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million.  It is possible that compensation attributable to awards granted under the Amended Plan, when combined with other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.  However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if: (i) such awards are granted by a compensation committee comprised solely of outside directors, (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the terms of the plan, including the per-employee limitation on grant size, are approved by the stockholders and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.  It is intended that the compensation committee may grant options and stock appreciation rights under the Amended Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Compensation attributable to restricted stock awards, stock purchase rights, restricted stock unit awards and performance awards will qualify as performance-based compensation if (i) the award is granted by a compensation committee comprised solely of outside directors, (ii) the award is granted (or vests) based on the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the grant (or vesting, as applicable) of the award that the performance goal has been satisfied and (iv) prior to issuance, stockholders have approved the material terms of the plan (including the class of employees eligible for awards, the business criteria on which the performance goals may be used and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goals).  It is intended that the compensation committee may grant performance awards under the Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

In addition, our ability to obtain a deduction for future payments under the Amended Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible.

Section 409A of the Code

Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred that are earned or vested after 2004, to the extent not subject to a substantial risk of forfeiture, with interest, and a 20% additive tax.  Section 409A of the Code may be applicable to certain awards under the Amended Plan.  It is intended that the compensation committee will structure awards under the Amended Plan in a manner that complies with or is exempt from Section 409A of the Code.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010, and encourages you to vote for ratification of PricewaterhouseCooper’s appointment. PricewaterhouseCoopers has audited our financial statements since 2003. Although we are not required to seek your approval of this appointment, we believe seeking the approval of our stockholders of this appointment is consistent with good corporate governance. No determination has been made as to what action the audit committee of our board would take if you fail to ratify the appointment. Even if the appointment is ratified by our stockholders, the audit committee retains the discretion to appoint a new independent registered public accounting firm if the audit committee concludes that such a change would be in the best interest of Comverge and our stockholders.

We expect that representatives of PricewaterhouseCoopers will be present at the meeting and available to respond to appropriate questions by our stockholders. Additionally, the representatives of PricewaterhouseCoopers will be given the opportunity to make a statement at the meeting if they so desire.

Vote Required and Board Recommendation

Stockholder ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy and entitled to vote.  Because abstentions and broker non-votes are not considered votes cast, neither abstentions nor broker non-votes will have any effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Principal Accounting Fees and Services

During 2009 and 2008, we retained PricewaterhouseCoopers to provide services in the following categories and amounts:

Fee Category	2009	2008
Audit Fees (1)	$ 639,000	$ 805,000
Audit-related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	$ 639,000	$ 805,000

____________________________

(1)
Represents the aggregate fees billed for the audit of the Company’s financial statements ($506,000 in 2009 and $640,000 in 2008) and services in connection with the statutory and regulatory filings or engagements for this fiscal year, including services related to the review of financial statements included in each of our Quarterly Reports on Form 10-Q ($133,000 in 2009 and $165,000 in 2008).

Audit Committee Pre-approval of Services Performed by Our Independent Registered Public Accounting Firm

It is the policy of the audit committee of our board to pre-approve all audit and permissible non-audit services to be performed by PricewaterhouseCoopers. The audit committee of our board pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. Pursuant to the audit committee’s charter, the committee may form and delegate a portion of its authority to subcommittees, in a manner not inconsistent with the audit committee’s charter or our bylaws.

All services related to audit fees, audit-related fees, tax fees and all other fees provided by PricewaterhouseCoopers during 2009 and 2008 were pre-approved by the audit committee in accordance with the pre-approval policy described above.

For more information on PricewaterhouseCoopers, please see “Report of the Audit Committee” contained in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is comprised entirely of independent directors who meet the independence requirements of The NASDAQ Global Market and the Securities and Exchange Commission. The audit committee operates pursuant to a charter that is available on the Investor Relations section of Comverge’s web site at http://ir.comverge.com. To view the charter, select “Corporate Governance” under “Investor Relations” and then “Audit Committee Charter.”

The audit committee oversees Comverge’s financial reporting process on behalf of the board of directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Comverge’s independent auditors are responsible for expressing an opinion as to the conformity of Comverge’s consolidated financial statements with generally accepted accounting principles.

In performing its responsibilities, the audit committee has reviewed and discussed, with management and PricewaterhouseCoopers LLP, Comverge’s independent registered public accounting firm, the audited consolidated financial statements in Comverge’s Annual Report on Form 10-K for the year ended December 31, 2009. The audit committee has also discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards 61, “Communications with audit committees.”

Pursuant to PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” the audit committee received written disclosures and the letter from PricewaterhouseCoopers LLP, and discussed with PricewaterhouseCoopers LLP their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Comverge’s Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE MEMBERS:

Alec G. Dreyer, Chairman
A. Laurence Jones
Scott Ungerer

STOCKHOLDER PROPOSAL

PROPOSAL 4
REPEAL OF THE CLASSIFIED STRUCTURE OF THE BOARD OF DIRECTORS

Management has received the following proposal from Mr. Bradley Tirpak of 50 Orchard Street, #5, New York, New York 10002, the owner of 2,500 shares, who intends to submit the following proposal at the meeting:

    RESOLVED, Shareholders request that our Directors take the steps necessary, in the most expeditious manner possible, in compliance with applicable law, to adopt annual election of each director.  This includes complete transition from the current staggered system to 100% annual election of each director in one election cycle unless this is absolutely impossible.  Shareholders also request that this transition is made solely through direct action of our board if feasible.

    REASON:  The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This topic also won a 69% yes-vote average at 44 major companies in 2007.

    Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

    The advantage for the adoption of this proposal should be evaluated in the context of our company’s overall corporate governance.

    • The board has seen heavy turnover since the company came public. Of the nine original directors, only three have served continuously since the IPO.

    • Eight individuals currently serve on the Board of Directors. Six of the eight directors have never faced an election.

    • The CEO and the Vice President of Sales have both resigned in the past year. There has not been a full time permanent CEO for the past six months.

    • The company has other defensive mechanisms to thwart unwanted takeover attempts without needing a staggered board.

    Annual elections of Directors will allow the Board to fulfill its fiduciary duty to shareholders and create long term value for the corporation.

________________________________________________________________________________________________________________________________________________________________________________

Comverge Statement

Our board of directors has considered the stockholder’s proposal relating to the annual election of directors, and has determined to abstain from making a recommendation regarding this proposal.  The board recognizes that board classification remains controversial and believes that there are valid arguments in favor of, and in opposition to, classified boards.  Our board of directors currently consists of seven members; however, pursuant to SEC rules, we are not responsible for correcting the contents of a stockholder proposal or supporting statement submitted by the stockholder and we, therefore, are not endorsing the accuracy of the data or the information put forth in the stockholder’s proposal. However, after careful consideration of the stockholder’s proposal, the board has determined that it will use this proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation the board might make.

Required Vote

Approval of the stockholder proposal requires the affirmative “FOR” vote of a majority of the votes cast or represented by proxy at the meeting.  Unless marked to the contrary, proxies received will be voted “AGAINST” the stockholder proposal.  Because abstentions and broker non-votes are not considered votes cast, neither abstentions nor broker non-votes will have any effect on the outcome of this proposal.  If approved by the stockholders, the proposal would not in itself effectuate the changes contemplated by the proposal.  Further action by stockholders would be required to amend the Company’s certificate of incorporation at next year’s annual meeting.  Under our certificate of incorporation, a sixty-six and two-thirds percent (66 2/3%) vote of the outstanding shares would be required for approval.  In addition, if stockholders approve the proposal at this year’s annual meeting, the board will present for a vote of stockholders at next year’s annual meeting an amendment to the certificate of incorporation that, if approved, would eliminate the classified board.

THE BOARD IS NOT OPPOSING THIS PROPOSAL AND MAKES NO VOTING RECOMMENDATION TO STOCKHOLDERS

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We believe that it is critically important that we maintain sound corporate governance policies and adopted our Corporate Governance Guidelines in an effort to increase our focus on corporate governance matters and to enhance the effectiveness of our corporate governance processes. Our board of directors adopted these guidelines to ensure that the board has the practices and procedures in place that are necessary to act on matters related to Comverge’s corporate governance. At its core level, the purpose of our focus on corporate governance, and the guidelines themselves, is to align the focus of our board and management with the interests of our stockholders. The Corporate Governance Guidelines set forth, among other things, the practices and procedures that our board and its committees follow with respect to board and committee qualification and composition, board and committee meetings, chief executive officer evaluation and succession planning and compensation of non-employee directors. A copy of our Corporate Governance Guidelines is available on the Investor Relations section of our website at http://ir.comverge.com.

Code of Ethics

We adopted a Code of Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Code of Ethics is available on the Investor Relations section of our website at http://ir.comverge.com. If we make any amendments to our Code of Ethics other than technical, administrative, or their non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this Code of Ethics to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer, we will disclose the nature of the amendment or waiver, its effective date, and to whom it applies, on the Investor Relations section of our website at http://ir.comverge.com or in a Current Report on Form 8-K filed with the SEC. There were no waivers of the Code of Ethics during 2009.

Code of Business Conduct

We have also adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees of Comverge as required by the Nasdaq Listing Standards. The Code of Business Conduct and Ethics includes an enforcement mechanism, and any waivers for directors or executive officers must be approved by our board and disclosed in a Current Report on Form 8-K within four days. The Code of Business Conduct and Ethics is available on the investor relations section of our website at http://ir.comverge.com. There were no waivers of the Code of Business Conduct and Ethics during 2009.

Oversight of Risk Management

Our audit committee and our board of directors approve our enterprise risk management framework and regularly reviews our risk management methodologies, standards and tolerances.  In addition, the audit committee oversees the Company’s major risk exposures, including financial risk and reviews the steps that management has taken to monitor and control such exposures.  Our risk governance structure is also complemented by our Internal Audit department.  Our internal auditor is an independent function that assesses the adequacy and effectiveness of our internal control systems, and also coordinates risk-based audits and compliance reviews to evaluate and address risk within specific areas of our business.  At least quarterly, internal audit provides updates on risk assessment and risk management policies to the audit committee.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors should send any communication to the Corporate Secretary at Comverge’s principal executive office.  Any such communication must state the number of shares beneficially owned by the stockholder making the communication.  The Corporate Secretary will forward such communication to the Lead Director or to directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the company or the functioning or constitution of the board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the board, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to directors.  The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board or one or more of its committees and whether any response to the person sending the communication is appropriate.  Any such response will be made through the Corporate Secretary and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 8, 2010, by each entity or person who is known to beneficially own 5% or more of our common stock, each of our current directors, each director nominee and each Named Executive Officer identified in the “Summary Compensation Table” contained in this proxy statement and all of our current directors and current executive officers as a group.

Names and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
5% Stockholders:
EnerTech Capital Partners II, LP (1)	1,520,654	6.1%
EnerTech Capital Partners LP (2)	77,791	*
ECP II Interfund L.P. (3)	58,007	*
EnerTech Capital Holding Company, LP (4)	2,018	*
Invesco PowerShares Capital Management (5)	1,558,012	6.2%

Executive Officers, Directors and Director Nominees:
R. Blake Young (6)	123,270	*
Michael D. Picchi (7)	187,148	*
Edward J. Myszka (8)	237,610	*
Matthew H. Smith (9)	61,019	*
Arthur Vos, IV (10)	80,286	*
Robert M. Chiste (11)	1,413,448	5.6%
Frank A. Magnotti (12)	258,879	1.0%
Nora Mead Brownell (13)	22,456	*
Alec G. Dreyer (14)	6,852	*
Larry Jones (15)	3,532	*
Joseph O’Donnell (16)	3,509	*
Scott Ungerer (17)	22,007	*
All current directors and officers as a group (11 persons) (18)	766,839	3.1%

_________________
*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.
(1)
Mr. Scott Ungerer, together with ECP II Management L.P., the general partner of EnerTech Capital Partners II L.P. (“ECP II LP”), ECP II Management LLC, the general partner of ECP II Management L.P., and William G. Kingsley, Robert Keith, Jr. and Mark J. DeNino, the other members of the executive board of ECP II Management, LLC, may be deemed to share dispositive and voting power over the shares held by ECP II LP. Mr. Ungerer disclaims beneficial ownership of shares held by ECP II LP except to the extent of any pecuniary interest therein. The address for ECP II LP is 625 W. Ridge Avenue, Bldg. D, Suite 105, Conshohocken, Pennsylvania 19428.

(2)
Mr. Ungerer, together with EnerTech Management LP, the general partner of EnerTech Capital Partners LP (“ECP LP”), EnerTech Management Company, LP, the general partner of EnerTech Management LP, EnerTech Management Company Manager LLC, the general partner of EnerTech Management Company LP and William Kingsley, Robert E. Keith and Mark J. DeNino, the other members of the executive board of EnerTech Management Company Manager LLC, may be deemed to share dispositive and voting power over the shares held by ECP LP. Mr. Ungerer disclaims beneficial ownership of shares held by ECP LP, except to the extent of any pecuniary interest therein. The address for ECP LP is 625 W. Ridge Avenue, Bldg. D, Suite 105, Conshohocken, Pennsylvania 19428.

(3)
Mr. Ungerer, together with ECP II Management LLC, the general partner of ECP II Interfund LP (“ECP II Interfund”), and William G. Kingsley, Robert E. Keith, Jr. and Mark J. DeNino, the other members of the executive board of ECP II Management LLC, may be deemed to share dispositive and voting power over the shares held by ECP II Interfund. Mr. Ungerer disclaims beneficial ownership of shares held by ECP II Interfund, except to the extent of any pecuniary interest therein. The address for ECP II Interfund is 625 W. Ridge Avenue, Bldg. D, Suite 105, Conshohocken, Pennsylvania 19428.

(4)
Mr. Ungerer, together with EnerTech Capital Holding Company Manager LLC, the general partner of EnerTech Capital Holding Company, LP (“ECHC”), and William G. Kingsley, the other members of the executive board of EnerTech Capital Holding Company Manager LLC, may be deemed to share dispositive and voting power over the shares held by ECHC. Mr. Ungerer disclaims beneficial ownership of shares held by ECHC, except to the extent of any pecuniary interest therein. The address for ECHC is 625 W. Ridge Avenue, Bldg. D, Suite 105, Conshohocken, Pennsylvania 19428.

(5)
This information was provided pursuant to a Schedule 13G filed with the SEC on February 11, 2010 by Invesco Ltd. on behalf of Invesco PowerShares Capital Management (“IPCM”).  IPCM is a subsidiary of Invesco Ltd. and a registered investment advisor.  IPCM claims sole voting and dispositive power with respect to 1,558,012 shares of common stock held by the Invesco PowerShares Wilderhill Clean Energy Portfolio Fund. The address for IPCM is 1555 Peachtree Street NE; Atlanta, GA 30309.

(6)	Includes 22,985 shares issuable to Mr. Young upon exercise of options that are or will become exercisable within 60 days.
(7)	Includes 25,754 shares issuable to Mr. Picchi upon exercise of options that are or will become exercisable within 60 days.
(8)	Includes 131,635 shares issuable to Mr. Myszka upon exercise of options that are or will become exercisable within 60 days.
(9)	Includes 21,593 shares issuable to Mr. Smith upon exercise of options that are or will become exercisable within 60 days.
(10)	Includes 26,438 shares issuable to Mr. Vos upon exercise of options that are or will become exercisable within 60 days.
(11)	Mr. Chiste retired from the Company effective June 20, 2009. Includes 163,352 shares issuable to Mr. Chiste upon exercise of options that are or will become exercisable within 60 days.
(12)	Mr. Magnotti resigned from the Company effective December 17, 2009. Includes 77,381 shares issuable to Mr. Magnotti upon exercise of options that are or will become exercisable within 60 days.
(13)	Includes 10,603 shares issuable to Ms. Brownell upon exercise of options that are or will become exercisable within 60 days.
(14)	Includes 2,146 shares issuable to Mr. Dreyer upon exercise of options that are or will become exercisable within 60 days.
(15)	Includes 376 shares issuable to Mr. Jones upon exercise of options that are or will become exercisable within 60 days.
(16)	Includes 376 shares issuable to Mr. O’Donnell upon exercise of options that are or will become exercisable within 60 days.
(17)	Includes 17,725 shares issuable to Mr. Ungerer upon exercise of options that are or will become exercisable within 60 days.
(18)	Includes 269,715 shares issuable to our executive officers and directors as a group, upon exercise of options that are or will become exercisable within 60 days.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding stock-based compensation awards outstanding and available for future grants as of December 31, 2009, segregated between stock-based compensation plans approved by stockholders and stock-based compensation plans not approved by stockholders, is presented in the table below:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (3)
Equity compensation plans approved by security holders	1,988,400	$12.63	1,537,217
Equity compensation plans not approved by security holders	—	—	—

Total	1,988,400	$12.63	1,537,217

_________________________

(1)	Represents 1,988,400 stock options granted under the Amended Plan.
(2)	Represents the weighted-average exercise price of the 1,988,400 outstanding options. The weighted-average remaining term of all outstanding options is 4.2 years.
(3)
Includes common shares available for issuance under the Amended Plan pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards.  For additional information, see “Proposal 2”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any person or entity that owns more than ten percent of our common stock, to file with the Securities and Exchange Commission certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based upon (i) the copies of Section 16(a) reports that the Company received with respect to reporting persons for their 2009 fiscal year transactions and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed for them for the 2009 fiscal year, we  believe that there has been compliance with all Section 16(a) filing requirements applicable to such officers, directors and ten-percent beneficial owners for such fiscal year, except that a Form 4 filed on behalf of Mr. John Waterworth, Vice President and Corporate Controller was filed on June 8, 2009, rather than June 1, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Since our initial public offering in April 2007, our compensation programs have been and continue to be designed to play a core role in maintaining our leadership position in the clean energy markets we serve and enabling us to attract and retain employees by rewarding our employees for successful execution of our business strategies. Our goals are to expand the market for clean energy solutions and to further penetrate those markets, develop new distribution channels for our products, continue to be a leader in our markets and to generally grow our business and stockholder value, through attracting and retaining exceptional employees. During fiscal 2008, we consolidated our three core business groups into one group named the Comverge Clean Energy Solutions Group (the “Clean Energy Solutions Group”) to more effectively manage our rapidly growing clean energy portfolio and to optimize synergistic benefits from our acquisitions.  In 2009, we continued our evolution of streamlining the Company by focusing and reorganizing into four main competencies: (1) Development, (2) Sales, (3) Delivery and (4) Support.  In doing so, we have appointed our Chief Technology Officer, Mr. Arthur Vos, in charge of our Development function, including all hardware, software, and combined solutions.  We appointed Mr. Frank Magnotti, our previous Chief Marketing Officer, in charge of our Sales function.  We appointed Mr. Edward Myszka, our Chief Operating Officer, in charge of our Operations and Delivery function.  Mr. Matthew Smith and Mr. Michael Picchi, the General Counsel and Chief Financial Officer, respectively, are in charge of our Support function.

For fiscal 2009, our named executive officers were Robert M. Chiste, our former Chairman of the Board, Chief Executive Officer and President; Michael D. Picchi, our Executive Vice President and Chief Financial Officer; Frank A. Magnotti, our former Executive Vice President of Sales and Chief Marketing Officer; Edward J. Myszka, our Executive Vice President of Operations and Chief Operating Officer; Matthew H. Smith, our Executive Vice President and General Counsel, and Mr. Arthur Vos, our Executive Vice President of Development and Chief Technology Officer.  Mr. Chiste retired from the Company effective June 20, 2009 and Mr. Magnotti resigned from the Company effective December 17, 2009.  Both Messrs. Chiste and Magnotti continue to work as consultants for the Company.

On February 18, 2010, our board of directors appointed R. Blake Young as President and Chief Executive Officer of the Company.  We entered into an employment agreement with Mr. Young in connection with his appointment as President and Chief Executive Officer.  For additional information on the terms and provisions of Mr. Young’s employment agreement, see the section entitled “Employment Agreements – CEO” as contained in this proxy statement.

Comparative Framework

We, with the assistance of our compensation consultant, Pearl Meyer & Partners LLC (“Pearl Meyer”) review relevant market and industry practices at least annually in an attempt to design and offer compensation packages that are competitive with our competitors for talent. It is our goal to properly balance our need to compete for qualified individuals with our responsibility to maintain a reasonable cost structure with respect to compensation.

To compare our executive compensation program with market practices, in 2008, our compensation committee reviewed data provided to them by Pearl Meyer.  Pearl Meyer derived this data from a variety of peer companies in the energy industry, general industry and peer group publicly available data from proxy disclosure. In determining the proper peer group for 2009, Pearl Meyer recommended, with input from our executive officers and Directors, a list of companies to the compensation committee. The companies selected in our 2009 compensation peer group are generally comparable in size to Comverge with respect to revenues, market capitalization, businesses and/or number of employees. For 2009, our compensation peer group was the same as in 2008 and consisted of the following six companies:

• Echelon Corporation;
• EnerNOC Inc.;
• Evergreen Solar Inc.;
• FuelCell Energy Inc.;
• First Solar Inc.; and
• PowerSecure International, Inc.

In addition, Badger Meter, ESCO Technologies, Inc., and Itron, Inc. were also evaluated to understand pay practices, but were excluded from establishing competitive market pay levels due to their size differences.

For 2010, we have expanded the peer group to include five direct companies that normally compete against Comverge and/or are of the same general revenue size, and eight broader industry reference companies:

Direct Company Peer Group	General Industry Peer Group
• PowerSecure International, Inc.	• ESCO Technologies, Inc.
• EnerNoc, Inc.	• First Solar, Inc.
• EnergyConnect Group, Inc.	• Energy Conversion Devices, Inc.
• Cooper Industries Plc	• Echelon Corporation
• Lime Energy Company	• Evergreen Solar, Inc.
• FuelCell Energy, Inc.
• Orion EnergySystems, Inc.
• Itron, Inc.

The compensation committee uses peer data as a reference to help evaluate the competitiveness of our compensation structure and the reasonableness of each named executive officer’s compensation in relation to their peers and each other. In keeping with the strategy adopted in 2008, the 2009 compensation strategy was to target base salary and bonus compensation at approximately the median of our peer group and to target long-term incentive compensation between approximately the 50th and the 75th percentile mark, tying into the philosophy of incentivizing the executive group to create stockholder value.

Corporate Governance Related to Compensation Matters

Compensation Committee Authority

Executive officer compensation is administered by the compensation committee currently composed of three independent members of our board of directors. Mr. R. Blake Young served as our committee chairman for the entire 2009 calendar year. Director nominee, Ms. Nora Mead Brownell has also served on the committee for the entire 2009 calendar year. Mr. Thomas Gutierrez was appointed to the committee in January 2009 and Mr. O’Donnell was appointed to the Committee in October 2009. Each continues to serve on the committee. Messrs. Gutierrez and Young and Ms. Brownell approved the 2009 compensation arrangements described in this compensation discussion and analysis. Our board of directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for, among other matters:

•           Approving in advance, the compensation and employment arrangements for our executive officers;

•           Reviewing all of the compensation and benefit-based plans and programs in which our executive officers participate; and

•           Reviewing and recommending changes to all our equity-based plans to our board of directors as appropriate, subject to stockholder approval as required.

Our board of directors has determined that each committee member is independent under the listing standards of the Nasdaq Global Market, the Securities and Exchange Commission rules and the relevant securities laws, and that each member is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee held seven formal meetings in 2009.

Role of Compensation Experts

Pursuant to its charter, the compensation committee is authorized to obtain, at Comverge’s expense, compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The compensation committee retained the services of Pearl Meyer as its compensation consultant to assist the committee in the design, review and evaluation of our executive compensation arrangements for 2009.  Pearl Meyer has not performed and does not currently provide any services to management.  Pearl Meyer attends Compensation Committee meetings and meets with the Compensation Committee without management. They provide the Compensation Committee with third-party data and analysis and advice and expertise on competitive practices and trends, executive compensation plan design, burn rate analysis, and proposed executive and director compensation.  Pearl Meyer reports directly to the compensation committee and, as directed by the compensation committee, works with management and the chairman of the compensation committee. The compensation committee retains its authority over, and is solely responsible for, all compensation decisions.  In addition to information presented to the compensation committee by Pearl Meyer, the compensation committee considered the following factors, among other matters, in determining compensation levels for our executive officers:

•           The qualifications, skills and experience level of the respective executive officer;

•           The position, role and responsibility of the respective executive officer in the company; and

•           The general business and particular compensation experience and knowledge of the compensation committee’s members gained through their cumulative prior experience.

During fiscal 2009, the total fees paid by us to Pearl Meyer did not exceed the threshold amount of $120,000.  However, if the committee engages its own compensation consultant to and provide other services such as non-executive compensation services to the Company in excess of $120,000, additional disclosures are required.  Since Pearl Meyer does not provide any other services to the Company, no additional disclosure is required.  In addition, the Board utilized Baker Botts L.L.P. who advised both the Board and the compensation committee on compensation matters in 2009.

Role of Our Executive Officers in the Compensation Process

Our former President and Chief Executive Officer, Mr. Chiste, was involved in providing recommendations to the compensation committee in its evaluation and design of 2009 compensation programs for our executive officers, including the recommendation of individual compensation levels for executive officers other than himself.  In making recommendations regarding our compensation programs, Mr. Chiste relied on his experience serving in the capacity as chief executive officer or executive officer of several public companies, publicly available information for companies similarly situated to Comverge and information and advice from our outside consultants, including Pearl Meyer, our compensation consultant, and Hobbs & Towne, an executive search firm specializing in recruiting executive officers for our company, and other similar firms. Mr. Chiste did not provide specific information to the compensation committee, but rather used it as the basis for his own recommendations to the committee. Mr. Chiste attended portions of the majority of the compensation committee’s meetings. Mr. Chiste was not present during compensation committee deliberations and voting pertaining to the determination of his own compensation. No other named executive officer assumed an active role in the evaluation, design or administration of 2009 executive officer compensation programs. The compensation committee met in executive session with all non-employee directors at each of its 2009 meetings.

Executive Officer Compensation Strategy and Philosophy

Our executive officer compensation strategy has been designed to attract and retain highly qualified executive officers and to align their interests with those of our stockholders by linking significant components of executive officer compensation with the achievement of specific business and strategic objectives and our overall financial performance, including growth of revenue and earnings before interest, depreciation, amortization, and non-cash stock compensation expense. We seek to employ executive officers who are entrepreneurially driven, and accordingly, we offer a compensation package that places a significant amount at risk by providing a substantial part of compensation in the form of equity incentives.

Our compensation programs are designed based on our view that total compensation of our executive officers should consist of the following components:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity incentive compensation; and

•	Benefits and perquisites.

We consider long-term equity incentive compensation to be the most important element of our compensation program for executive officers. We recognize that our stockholders expect our executive management team to not only increase the enterprise value of our company, but also to grow our business in a manner that is consistent with our stated business strategy. We believe that meaningful equity participation by each executive officer is the primary motivating factor that aligns the interest of our executive officers with those of our stockholders and will result in significant increases in value and growth. It is on the basis of this belief that the compensation committee of our board has made awards of stock options and restricted stock to our executive officers.

It is our philosophy that optimal alignment between stockholders and named executive officers is best achieved by providing a greater amount of total compensation in the form of equity grants and performance based cash compensation rather than cash based salary. Accordingly, we have designed total compensation programs for our executive officers to provide base compensation levels, annual cash incentive award opportunities and long-term incentive compensation awards that will further this philosophy, and  that are economically equivalent to programs available for comparable executive officers in companies in our peer group. As discussed above, the compensation committee has adopted a compensation philosophy, based in part on the analysis provided by Pearl Meyer, which targets the cash components of our executive officer compensation at the median of those that may be offered by our peer companies that are similarly situated to Comverge, and that targets the long-term equity component of our executive officer compensation in between approximately the 50th and 75th percentile of similar companies.

Our 2009 incentive compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives, consisting of the following metrics:  (i) net increase in megawatts in open market programs, (ii) net increase in megawatts under long-term contracts, (iii) net increase in future revenue under contract and (iv) adjusted earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation expense.
.

We believe that the attainment of these specific financial objectives assists us in fulfilling our strategic objectives, to wit:

•           To increase stockholder value; and

•           To grow our company in an efficient manner.

Long-term Incentive Compensation

We currently administer long-term incentive compensation awards through our Amended and Restated 2006 Comverge Long-term Incentive Plan adopted in August 2006 (the “Prior Plan”). The Prior Plan was amended and restated in March 2008 and approved by our stockholders at the 2008 Annual Meeting. In March 2010, the compensation committee of our board of directors approved the amended and restated Comverge, Inc. 2006 Long-term Incentive Plan, subject to the approval of our stockholders at the Annual Meeting (the “Amended Plan”).  The Amended Plan is a replacement for the Prior Plan.  Our board believes that components of the Amended Plan are an integral part of Comverge’s long term compensation philosophy and asks our stockholders to approve the Plan at the Annual Meeting.  See “Proposal 2 – Approval of the Amended and Restated Comverge, Inc. 2006 Long-term Incentive Plan.”

The purpose of the Amended Plan is to promote the interests of the company and our stockholders by encouraging our employees, non-employee directors and other service providers to acquire or increase their equity interest in the company, thereby encouraging them to work toward our continued growth and success. The Amended Plan permits awards of stock options, restricted stock, performance based stock and options and other forms of equity compensation.

Historically, we awarded non-statutory stock options as the primary form of equity compensation. We have also made use of restricted stock grants. We have generally considered and made equity awards in the following circumstances:

•           Upon the material contribution of an executive or employee in the completion of a significant transaction outside the scope of the annual bonus plan; and

•           Following significant equity financings after considering the impact of dilution on our stockholders.

Stock option and restricted stock awards that we have granted have vested upon both performance-based and time-based measures. Performance-based awards are forfeitable if specified performance targets are not achieved within a specified period of time. Time-based awards vest in accordance with vesting schedules determined by our compensation committee.

Stock Option Practices

All stock option grants to our employees, including members of executive management, are approved at regularly scheduled or telephonic meetings by our compensation committee which consists solely of independent directors. We have awarded all stock options to purchase our common stock to executive officers at or above the fair market value of our common stock on the grant date. We have not back-dated any option awards. Since we have been a public company, our policy has been to grant options at our closing prices as quoted on the NASDAQ Global Market on the dates of grant. For stock option practices adopted for fiscal 2010, see the section entitled “Long-term Incentive Compensation for 2010” below.

During fiscal 2009, certain executive officers, including the named executive officers, voluntarily forfeited stock options that were considered out-of-the-money in an effort to preserve the pool of shares available for grant under the plan.  The executive officers returned the awards so that the Company could make further grants to other employees in the Company. The Company did not replace the forfeited stock options or grant any additional options to these executive officers during the fiscal year.

On November 6, 2009, our board of directors approved the acceleration of the vesting of 192,053 “out-of-the-money” time-based stock options with exercise prices equal to or greater than $14.10 for certain of our employees.  This price floor was below the Company’s 52 week trading high.  Restricted stock, stock options with vesting based on performance, and stock options held by executive officers and directors were not accelerated.  As a result of the acceleration, an aggregate of 192,053 unvested stock options with exercise prices ranging from $14.10 to $34.23 became immediately exercisable.  The weighted average exercise price of the options that were accelerated was approximately $23.85.  The accelerated options would have vested from time to time through February 4, 2012.  All other terms and conditions applicable to the accelerated stock option grants, including the exercise price, number of shares, and term, remain unchanged.   For additional information, see “Note 15 – Stock Based Compensation” to our audited financial statements for the year ended December 31, 2009 as contained in our 2009 Annual Report on Form 10-K.

Components of Compensation

Base Salaries

The base salaries of our named executive officers are reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities. Adjustments in base salary are based on an evaluation of individual performance, our company-wide performance and the individual executive’s contribution to our performance. In 2009 our compensation committee:

•           Established 2009 base salaries at approximately the market median, or the 50th percentile, based on peer group compensation survey levels as determined by the compensation consultant we engaged; and

•           Established base salaries for Messrs. Chiste, Magnotti, Myszka, Picchi, Smith and Vos as follows:

Named Executive Officer	2009 Base Salary
Michael D. Picchi	$240,000 1
Edward J. Myszka	$250,000
Matthew H. Smith	$210,000
Arthur Vos IV	$160,000 2
Robert M. Chiste	$400,000
Frank M. Magnotti	$250,000

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1 Mr. Picchi’s base salary of $240,000 was adjusted on November 2, 2009 to $300,000 to bring his salary more in line with his peer group comparisons and to compensate him for his work performance as Interim President and CEO of the Company during fiscal 2009.

2 Mr. Vos’ base salary of $160,000 was adjusted on November 2, 2009 to $175,000 to bring his salary more in line with his peer group comparisons.

2009 Executive Officer Bonus Plan

Our named executive officers participated in our executive officer’s individual 2009 Bonus Plan. The bonus plan consisted of two components: a cash bonus award and a long term incentive equity award. Bonus targets were calculated as a percentage of the participant’s base salary, with performance metrics that provided for a range of payments beginning with no bonus below a threshold performance level and then a target level and a maximum level. The following table summarizes, for each named executive officer, the threshold, target and maximum bonus award potential for his 2009 Bonus Plan.

Named Executive Officer		Cash Bonus as a % of Base Salary			Long-term Incentive Bonus as a % of Base Salary
	Base Salary	Threshold	Target	Max	Threshold	Target	Max
Michael D. Picchi	$240,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%
Edward J. Myszka	$250,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%
Matthew H. Smith	$210,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%
Arthur Vos IV	$160,000	17.5%	35%	70%	56%	75%	113%
Robert M. Chiste	$400,000	37.5%	75.0%	150.0%	225.0%	300.0%	375.0%
Frank A. Magnotti	$250,000	25.0%	50.0%	100.0%	113.0%	150.0%	188.0%

The purpose of each executive officer’s 2009 Bonus Plan was to create financial incentives that were aligned with the overriding objective of increasing stockholder value. The 2009 Bonus Plan awards were partially earned based on the achievement of defined financial targets and specific non-financial objectives established for each of our named executive officers.

For fiscal 2009, financial objectives were established for each named executive officer. These objectives included the achievement of specified threshold, target and maximum levels of company-wide net increases in future revenue under contract, adjusted EBITDA, net increases in new megawatts in open market programs, and the execution of new or expansion of long-term contracts, measured in megawatts, for our 2009 fiscal year.  These metrics and the associated performance levels that were established were streamlined for our named executive officers in 2009 and represented the factors that the compensation committee deemed most important and which, if achieved, would likely result in an increase in stockholder value. The specific performance levels were determined with reference to our 2009 budget, which we used to manage our day-to-day business and were determined by our board of directors as representing an aggressive level of growth and financial performance for us in 2009. In turn, the target levels were designed to be obtainable by meeting and exceeding the budgeted numbers set forth for 2009.

The following table summarizes, for each named executive officer, the percentage of bonus award potential assigned to each bonus metric for his 2009 Bonus Plan.

Named Executive Officer	Net Increase in MW under Contract (1)	Net Increase in MW Open Market Programs(2)	Net Increase in Revenue under Contract (3)	Comverge Adjusted EBITDA (4)	Total
Michael D. Picchi	16.7%	16.7%	33.3%	33.3%	100%
Edward J. Myszka	16.7%	16.7%	33.3%	33.3%	100%
Matthew H. Smith	16.7%	16.7%	33.3%	33.3%	100%
Arthur Vos IV	16.7%	16.7%	33.3%	33.3%	100%
Robert M. Chiste	16.7%	16.7%	33.3%	33.3%	100%
Frank A. Magnotti	16.7%	16.7%	33.3%	33.3%	100%

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(1)	Percentage of 2009 Bonus assignable to the achievement of a net increase in megawatts under bilateral contracts for selling megawatts.
(2)	Percentage of 2009 Bonus assignable to the achievement of a net increase in megawatts obtained under open market programs.
(3)	Percentage of 2009 Bonus assignable to the achievement of a net increase in revenue under bilateral contracts.
(4)	Percentage of 2009 Bonus assignable to the achievement of the Company’s adjusted EBITDA targets.

Amounts Earned Under 2009 Executive Officer Bonus Plan

On March 4, 2010, the compensation committee of the Board of Directors of Comverge, Inc. approved annual cash bonuses and incentive equity awards with respect to Comverge’s fiscal year ended December 31, 2009.  The compensation committee awarded the annual bonuses based on the above pre-established metrics, and in an effort to recognize management’s efforts, also included the 2009 EBITDA performance metric which was recognized by the Company in January 2010.  The recipients of these annual bonuses included the named executive officers set forth below for Comverge’s fiscal year ended December 31, 2009.

After reviewing Comverge’s financial performance for fiscal 2009 and evaluating the annual bonus targets previously established for Comverge’s management by the committee, the Compensation Committee approved annual bonuses for Comverge’s fiscal year ended December 31, 2009, to various members of Comverge’s management, including the named executive officers in the amounts set forth opposite such individual’s name below.  The annual bonuses included payments of cash, grants of restricted stock and grants of stock options.

Named Executive Officers	Position	Annual Cash Bonus	Restricted Stock Award (Shares)	Stock Option Award (Shares)
Michael D. Picchi	Executive Vice President and Chief Financial Officer	$140,486	8,143	48,856
Edward J. Myszka	Executive Vice President of Operations and Chief Operating Officer	$146,340	8,482	50,891
Matthew H. Smith	Executive Vice President and General Counsel	$122,926	7,125	42,749
Arthur Vos IV	Executive Vice President of Development and Chief Technology Officer	$ 65,560	2,823	16,937
Robert M. Chiste1	Former President and Chief Executive Officer	$–––	–––	–––
Frank A. Magnotti2	Former Executive Vice President of Sales and Chief Marketing Officer	$–––	–––	–––

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1 Mr. Chiste retired from the Company effective June 20, 2009.
2 Mr. Magnotti resigned from the Company effective December 17, 2009.

Each of the shares of restricted stock is initially subject to a repurchase right in favor of Comverge. With continued service to Comverge, all of the shares of restricted stock set forth above shall vest, and the repurchase right shall lapse with respect to such shares, on March 4, 2013.

The exercise price of the stock options was set at $10.39 per share, which equals the closing price of the stock on March 4, 2010. The compensation committee also agreed to use the volume weighted average stock price from January 1, 2010 through March 3, 2010 of $11.16 for determining the number of shares to award.  With continued service to Comverge, all of the option shares set forth above shall vest in accordance with our Amended and Restated 2006 Comverge Long-term Incentive Plan and become exercisable in a series of sixteen successive quarterly installments, with the first installment vesting on June 4, 2010, and the final installment vesting on March 4, 2014. Each option award has a term of seven years from the date of grant.

Perquisites and Other Personal Benefits

In 2009, we had three corporate offices as well as several satellite offices which required frequent travel by our employees, including Mr. Chiste, our former Chairman and Chief Executive Officer. Mr. Chiste, who resides in Texas, discharged a significant portion of his executive responsibilities in our New Jersey office. Mr. Chiste, other executive officers and a number of other employees travel frequently between our New Jersey, Pennsylvania and Georgia offices and to our satellite offices. Accordingly, we deemed it appropriate and economically efficient to provide a single corporate apartment and company automobiles in New Jersey for the use of all employees traveling on company business, including Mr. Chiste, while they worked at this location. Because Mr. Chiste resides principally in Texas, we determined for disclosure purposes that the amounts allocable to him for his air transportation to and from, and his proportional use of the apartment and automobile in New Jersey, should be viewed as perquisites. In addition, because of Mr. Chiste’s extensive travel schedule, we reimbursed him for air transportation costs for his wife to fly between Texas and New Jersey, which was approximately $2,895 in 2009. In addition, Mr. Chiste is entitled to be reimbursed for the cost of an annual physical and for the preparation of his income taxes. See the “Summary Compensation Table” below for the amounts attributable to Mr. Chiste for these benefits provided in 2009.

We maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental and life insurance plans. Each of these benefit plans requires the employee to pay a portion of the premium, with the company picking up the remainder. These benefits are offered on the same basis to all employees, including our named executive officers. We also maintain a 401(k) retirement plan that is available to all full-time U.S. employees, including our named executive officers. In 2009, we matched employee participant contributions at a rate of one-half of one percent (0.5%) up to the first six percent (6%) contributed.

Stock Ownership Requirements

We adopted stock ownership guidelines for our directors and executive officers that took effect on January 1, 2008. These guidelines establish minimum ownership requirements of our common stock by our directors and executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers.  The current targeted stock ownership requirements for our named executive officers were established as a multiple of base salary converted using an average stock price over the 12-month prior to the date they become subject to the guidelines. These multiples may be adjusted annually based on the compensation committee’s review of competitive compensation data.  For 2009, the multiples for targeted stock ownership requirements for our named executive officers were as follows:

Name	Position	Incentive Equity Target
R. Blake Young 1	President and Chief Executive Officer	6 times annual base salary
Michael Picchi	Executive Vice President and Chief Executive Officer	2.5 times annual base salary
Edward Myszka	Executive Vice President and Chief Operating Officer	3 times annual base salary
Matthew Smith	Executive Vice President and General Counsel	2 times annual base salary
Arthur Vos IV	Executive Vice President and Chief Technology Officer	2 times annual base salary

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1           As a director of our Company, Mr. Young was subject to an Incentive Equity Target multiple of two times annual cash compensation.  Since becoming our President and Chief Executive Officer, Mr. Young’s Incentive Target Equity multiple has been adjusted to 6 times his annual base salary.

At December 31, 2009, all of our named executive officers had achieved or surpassed the stock ownership guidelines, except for Mr. Young, who was appointed as our President and Chief Executive Officer in February 2010.  However, at December 31, 2009, Mr. Young had achieved or surpassed the stock ownership guidelines established for directors of twice their annual cash compensation.  In addition, each named executive officer has three years from the date they become subject to the guidelines to meet the guidelines.  Stock that counts towards satisfaction of the guidelines includes:

• Shares acquired upon stock option exercises;
• Vested, but unexercised, stock options;
• Shares owned directly through a brokerage account, including restricted shares but excluding restricted shares that are subject to achievement of performance goals;
• Shares owned indirectly, but beneficially owned (e.g. shares held by immediate family members that would be beneficially owned and reported as such);
• Shares attributable to an executive's vested account balance in any savings or retirement plan, deferred compensation plan, etc.;
• Shares owned outright by the executive or his or her immediate family members residing in the same household;
• Stock held in any Comverge’s 401(k) retirement savings plan;
• Stock held in any Comverge's employee stock purchase plan;
• Restricted stock issued to Participant, whether or not vested, and stock acquired upon the reinvestment of dividends on such shares; and
• Shares held in trust (Due to the complexities of trust accounts, requests to include shares held in trust must be submitted in writing to the Treasurer. The Treasurer will review the request with the Chairman and
 Chief Executive Officer and will make the final decision).

As of December 31, 2009, our named executive officers as a group held 101,088 shares of restricted common stock and stock options to acquire 608,144 shares of our common stock, which have been granted as compensation. If all stock options were exercised and all restrictions on common stock were removed, the equity listed herein would equate to approximately 2.8% of our outstanding capital stock as of December 31, 2009.  See the table entitled “Outstanding Equity Awards at 2009 Fiscal Year-End” for outstanding options and restricted stock awards held by our named executive officers.

Tax Implications of Executive Compensation

Our aggregate deductions for each named executive officer compensation are potentially limited by Section 162(m) of the Internal Revenue Code to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code. We did not believe that Section 162(m) of the Internal Revenue Code would be applicable, and accordingly, our compensation committee did not consider its impact in determining compensation levels for our named executive officers in 2009.

Summary Compensation Table for Fiscal Years 2007, 2008 and 2009

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers serving in such capacities for fiscal years 2007, 2008 and 2009.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Michael D. Picchi (3) Executive Vice President and Chief Financial Officer	2009 2008 2007	$ $ $	240,000 210,000 190,000	$ $ $	— — —	$280,609 $473,124 $ 59,375	$ $ $	103,363 140,474 260,862	$ $ $	140,486 31,500 107,323	$ $ $	— — —	$ $ $	— — —	$ $ $	764,458 855,098 617,560

Edward J. Myszka Executive Vice President of Delivery and Chief Operating Officer	2009 2008 2007	$ $ $	250,000 225,000 215,000	$ $ $	— — —	$ 30,066 $475,741 $ 80,625	$ $ $	101,517 149,343 286,257	$ $ $	146,340 30,938 50,475	$ $ $	— — —	$ $ $	— — —	$ $ $	527,923 881,022 632,357

Matthew H. Smith (4) Executive Vice President and General Counsel	2009 2008 2007	$ $ $	210,000 185,000 —	$ $ $	— — —	$ 13,364 $192,030 $—	$ $ $	45,126 — —	$ $ $	122,926 13,875 —	$ $ $	— — —	$ $ $	— — —	$ $ $	391,416 390,905 —

Arthur Vos IV (5) Chief Technology Officer and Vice President of Strategy	2009 2008 2007	$ $ $	160,000 — —	$ $ $	— — —	$ 9,632 $— $—	$ $ $	32,523 — —	$ $ $	65,560 — —	$ $ $	— — —	$ $ $	— — —	$ $ $	267,715 — —

Robert M. Chiste (6) Former Chairman of the Board, Chief Executive Officer and President	2009 2008 2007	$ $ $	251,953 400,000 350,000	$ $ $	— — —	$116,100 $757,651 $262,500	$ $ $	392,022 620,776 932,000	$ $ $	— 140,000 524,123	$ $ $	— — 207,267	$ $ $	1,215,603 (7) 49,844 (7) 17,572 (7)	$ $ $	1,975,678 1,968,271 2,293,462

Frank A. Magnotti (8) Former Executive Vice President of Sales and Chief Marketing Officer	2009 2008 2007	$ $ $	250,000 225,000 215,000	$ $ $	170,374 (9) — —	$ 32,800 $491,228 $ 80,625	$ $ $	110,746 202,276 286,257	$ $ $	— 47,050 134,400	$ $ $	— — —	$ $ $	— — —	$ $ $	563,920 965,554 716,282

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(1)
All options granted have an exercise price equal to or greater than the fair market value of the option on the date of grant.  For 2009, 2008 and 2007, stock awards and stock options have been calculated to show the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic 718.  For additional discussion of assumptions made in the valuation, see “Note 15 – Stock Based Compensation” to our audited financial statements for the years ended December 31, 2009, 2008 and 2007, as contained in our 2009 Annual Report on Form 10-K.

(2)
Reflects amounts earned by each named executive officer under the terms of his employment agreement and our 2009 and 2008 Executive Officer Bonus Plans based on the achievement of defined financial objectives and specific non-financial objectives established for each. For a discussion and further information on the 2009 Executive Officer Bonus Plan, see the section entitled “Compensation, Discussion and Analysis Report” contained in this proxy statement.  In addition, for 2007, a portion of the bonus earned by Messrs. Chiste and Picchi was based on the consummation of our initial public offering on April 18, 2007 and the average closing price of our common stock for the 20 trading days following our IPO.  The amounts earned by Messrs. Chiste and Picchi were $117,810 and $390, respectively.

(3)	Mr. Picchi served as our Interim President and Chief Executive Officer from August 2009 to February 2010. Mr. Picchi’s base salary was adjusted to $300,000 on November 2, 2009.
(4)	Mr. Smith was not a named executive officer in 2007.
(5)	Mr. Vos was not a named executive officer in 2007 and 2008. Mr. Vos’ base salary was adjusted to $175,000 on November 2, 2009.
(6)
Mr. Chiste retired from the Company effective June 20, 2009.  For additional information on his retirement benefits, see footnote 4 below and the section entitled “Pension Benefits” contained in the Compensation Discussion and Analysis Report of this proxy statement.

(7)
Reflects payments to Mr. Chiste of $1,200,000 payable under the terms of his retirement agreement on December 21, 2009.  For 2009, 2008 and 2007, reflects perquisites that we paid for (i) air transportation, legal fees, apartment use and the use of a company-owned vehicle by Mr. Chiste for his travel to and from our office in New Jersey and his residence in Texas in the amount of $12,708, $44,279 and $13,170, respectively; and (ii) air transportation between Texas and New Jersey for Mr. Chiste’s wife in the amount of $2,895, $5,565 and $4,402, respectively.  Mr. Chiste’s outstanding equity awards were re-valued as of the date of his retirement agreement and any incremental fair value measured at that date was recognized as compensation cost in fiscal 2009.  The incremental fair value for awards with grant dates in 2007, 2008 and 2009 was $85,637, $240,448, and $927,781, respectively.

(8)
Mr. Magnotti resigned from the Company effective December 17, 2009.  For additional information on his severance benefits, see the section entitled ”Severance Benefits” as contained in the Compensation Discussion and Analysis Report of this proxy statement.

(9)	Reflects payments to Mr. Magnotti of $45,374 for his year-end bonus and a $125,000 retention bonus, both paid on December 31, 2009.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table sets forth information about grants made to our named executive officers in 2009 pursuant to our 2009 equity and non-equity incentive plans.

									All Other		All Other	Exercise
									Stock	Grant	Option	or	Grant
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Date	Awards:	Base	Date
			Under Non-Equity			Under Equity Incentive			Number of	Fair	Number of	Price of	Fair
		Date	Incentive Plan Awards			Plan Awards			Shares of	Value	Securities	Option	Value of
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	of Stock	Underlying	Awards	Option
Name	Date	Taken (1)	($) (2)	($) (3)	($) (4)	(#)	(#)	(#)	Units (#)	Awards	Options (#)	($/Sh)	Awards
Michael D. Picchi	3/3/2009	3/3/2009	—	—	—	—	—	—	7,119	$30,612	42,714	$4.30	$103,363
	11/2/2009	11/2/2009	—	—	—	—	—	—	21,872	$249,997	—	—	—
		5/21/2009	$60,000	$120,000	$240,000

Edward J. Myszka	3/3/2009	3/3/2009	—	—	—	—	—	—	6,992	$30,066	41,951	$4.30	$101,517
		5/21/2009	$62,500	$125,000	$250,000

Matthew H. Smith	3/3/2009	3/3/2009	—	—	—	—	—	—	3,108	$13,364	18,648	$4.30	$45,126
		5/21/2009	$52,500	$105,000	$210,000

Arthur Vos IV	3/3/2009	3/3/2009	—	—	—	—	—	—	2,240	$9,632	13,440	$4.30	$32,523
		5/21/2009	$28,000	$56,000	$112,000

Robert M. Chiste	3/3/2009	3/3/2009	—	—	—	—	—	—	27,000	$116,100	162,000	$4.30	$392,022

Frank A. Magnotti	3/3/2009	3/3/2009	—	—	—	—	—	—	7,628	$32,800	45,765	$4.30	$110,746

__________________________

(1)
Reflects the date on which the compensation committee was deemed to have taken action and officially granted awards and approved the bonus plans that were provided for under prior agreements or arrangements.

(2)	Reflects the compensation payable for the attainment of the threshold performance criteria under the executive officer’s 2009 Bonus Plan.
(3)	Reflects the compensation payable if the target performance criteria established for the executive officer were met under the executive officer’s 2009 Bonus Plan.
(4)	Reflects the compensation payable if all of the maximum performance criteria established for the applicable executive officer were met under the executive officer’s 2009 Bonus Plan.

Employment Agreements

Employment Agreement with CEO

On February 18, 2010, the board of directors appointed R. Blake Young as President and Chief Executive Officer of the Company.  We entered into an employment agreement with Mr. Young in connection with his appointment as President and Chief Executive Officer. The agreement was effective as of February 18, 2010 and has a three year term, unless earlier terminated pursuant to the provisions of the agreement.  Mr. Young's employment agreement provides for an annual base salary of $450,000. Mr. Young will also have the opportunity to earn annual cash and equity bonuses based on his achievement of performance criteria established by the Compensation Committee of the Board.  In addition, Mr. Young may also participate in any benefit programs generally applicable to other employees of the Company.  Pursuant to the terms of his employment agreement, Mr. Young also received a stock option award of 368,000 shares of Comverge common stock that will vest and become exercisable in a series of sixteen successive quarterly installments beginning on May 18, 2010, with the final installment vesting on February 18, 2014.  In addition, Mr. Young received a restricted stock award of 92,000 shares of Comverge common stock, of which 46,000 shares are subject to a repurchase right by Comverge until their vesting on February 18, 2012 and 46,000 shares are subject to a repurchase right by Comverge until their vesting on February 18, 2013.  All of these awards will be subject to the terms and conditions of the Amended and Restated Comverge, Inc. 2006 Long-term Incentive Plan and are issued pursuant to the restricted stock notice agreement and the option notice agreement currently in use by Comverge for executives generally.  Mr. Young may terminate his employment at any time, upon providing thirty (30) days advance notice, either with or without Good Reason (as defined in the employment agreement).  The Company has the right to terminate Mr. Young’s employment agreement with or without Cause (as defined in the employment agreement) and upon the occurrence of a Change in Control (as defined in the employment agreement).  See the section entitled “Severance and Change in Control Payments” as contained in this proxy statement.  The agreement contains confidentiality, non-solicitation, and non-compete provisions, similar to those found in the agreements with other executive officers.

Retirement Agreement with former CEO

On June 20, 2009, Mr. Chiste retired as Chairman of our Board of Directors, President and Chief Executive Officer.  In connection with his retirement, Mr. Chiste and Comverge entered into a Retirement Agreement dated July 17, 2009, which tracks the material elements of his employment agreement.  For additional information on Mr. Chiste’s severance benefits received as a result of his retirement, see the section entitled “Severance Benefits” as contained in this proxy statement.  In addition, on July 16, 2009, we entered into a Consulting Agreement with Mr. Chiste pursuant to which Mr. Chiste provides certain consulting and advisory services to the Company, including assistance in the transition to a new Chief Executive Officer, for a period of 12 months from his retirement date.  For additional information, see the section entitled “Transactions with Related Persons” as contained in this proxy statement.  For information relating to Mr. Chiste pension benefits payable upon retirement, see the section entitled “Pension Benefits” as contained in this proxy statement.

Employment Agreements with Other Named Executive Officers

In 2009, we entered into employment agreements with each of the following named executive officers:

• Michael D. Picchi	Executive Vice President and Chief Financial Officer
• Edward J. Myszka	Executive Vice President of Operations and Chief Operating Officer
• Matthew H. Smith	Executive Vice President and General Counsel
• Arthur Vos IV	Executive Vice President of Development and Chief Technology Officer
• Frank A. Magnotti	Former Executive Vice President of Sales and Chief Marketing Officer

Each of these agreements was revised and replaced at the end of the third quarter and beginning of the fourth quarter of fiscal 2009 to better clarify certain restrictive covenants and to otherwise better define titles, compensation, and responsibilities.  The new agreements have an initial term through December 31, 2010 and automatically renew for subsequent one-year terms, unless we or the named executive officer provides written notice within 90 days prior to the completion of the then-current term.  Mr. Magnotti resigned from the Company effective December 17, 2009.

In connection with Mr. Magnotti’s resignation, on December 31, 2009, we entered into a Separation Agreement with terms that are consistent with what Mr. Magnotti would have received if he had been terminated by Comverge without cause.  Pursuant to the terms of the Separation Agreement, Mr. Magnotti received: (i) a severance benefit of $187,500 payable on a bi-weekly basis through September 1, 2010, (ii) a payment of a retention bonus of $125,000 less applicable taxes, paid on December 31, 2009, and (iii) a payment of his year-to-date bonus of $45,374, paid on December 31, 2009.  Pursuant to the Separation Agreement, Mr. Magnotti also releases Comverge and its affiliates from any claims he may have related to his employment with Comverge and any claims for severance pay or other compensation.  In addition, on December 31, 2009, we entered into a Consulting Agreement with Mr. Magnotti pursuant to which Mr. Magnotti will provide certain consulting and advisory services to Comverge, including assistance with the transition of his previous job responsibilities to a new Executive Vice President of Sales and Chief Marketing Officer, for a period of 3 months from his resignation date. Mr. Magnotti’s unvested stock options and restricted stock continued to vest during the term of the Consulting Agreement.

Base Salaries

The Current Employment Agreements provide that Messrs. Picchi, Myszka, Smith and Vos receive an annual base salary of $300,000, $250,000, $210,000 and $175,000, respectively. The agreements provide that each such executive officer is entitled to participate in equity and non-equity incentive programs that we may establish from time to time.

Potential Retention Bonus

In conjunction with Mr. Chiste’s retirement, on July 16, 2009, the compensation committee of the board notified certain executive officers, including the named executive officers that each would be eligible for the payment of a retention bonus award in an amount equal to six months of such executive officer’s current base salary at the time of notification (the “Retention Payment”) if such officer remains employed by Comverge on June 20, 2010. In the event the executive officer resigns prior to June 20, 2010 or is terminated for cause, the applicable executive officer will not be entitled to receive any portion of the Retention Payment.  In the event that the executive officer is terminated without cause or there is a change of control or other sale of Comverge prior to June 20, 2010, the executive officers then employed by the Company will be entitled to receive all of the Retention Payment.  The four named executive officers and the respective potential Retention Payment amounts are as follows:

Name	Title	Amount
Michael Picchi	Executive Vice President and Chief Financial Officer	$120,000
Edward Myszka	Executive Vice President of Operations and Chief Operating Officer	$125,000
Matthew Smith	Executive Vice President and General Counsel	$105,000
Arthur Vos IV	Executive Vice President of Development and Chief Technology Officer	$ 80,000

Intellectual Property and Non-Compete Clauses

The employment agreements with each of Messrs. Young, Myszka, Picchi, Smith and Vos require that the executive officer promptly disclose and assign any individual rights that he may have in any intellectual property (including inventions, concepts, designs, business opportunities, formulas, etc.) to us. Under a non-compete provision, the executive officers are prohibited from engaging in certain conduct for at least one year after the date of his termination. During this time, these executive officers are not permitted to solicit or sell products to any of our past or present customers, induce any customer to cease doing business with us, call on any of our employees with the intent of enticing them away from employment with us or enter into any business entity or venture that sells products or services that compete with, or are similar to, our products or services.

Severance and Change in Control Payments

Under the terms of our employment agreements with Messrs. Young, Myszka, Picchi, Smith and Vos, we may be obligated to make severance payments following the termination of their employment. These benefits are described below under “Potential Post-Employment Payments and Payments on a Change in Control.”

In the event that any payments to which Messrs. Young, Myszka, Picchi, Smith and Vos become entitled would be deemed to constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then such payments will be subject to reduction to the extent necessary to ensure that the executive officers receive only the greater benefit of receiving the amount of those payments which would constitute such a parachute payment or the amount which yields the executive officer the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the executive officer pursuant to the agreement (or on any other benefits to which the executive officer may be entitled in connection with a change in control or the subsequent termination of service) under Section 4999 of the Internal Revenue Code.

Potential Post-Employment Payments and Payments on a Change in Control

The following table presents, for each named executive officer, the potential post-employment payments and payments on a change in control and assumes that the triggering event took place on December 31, 2009. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change in control benefits to which they would be entitled under their employment agreements.

Named Executive Officer	Benefit	Before Change in Control w/o Cause or for Good Reason	After Change in Control w/o Cause or for Good Reason	Death and Disability	Other Post- Employment Payments
Michael D. Picchi	Severance(1)	$225,000	$450,000	$—	$—
	Bonus(2)	$120,000	$180,000	$—	$—
	Benefits(3)	$14,019	$28,038	$—	$—
	Stock (4)	$—	$1,160,409	$1,160,409	$—

Edward G. Myszka	Severance (1)	$187,500	$375,000	$—	$—
	Bonus (2)	$125,000	$187,500	$—	$—
	Benefits (3)	$12,894	$25,788	$—	$—
	Stock (4)	$—	$816,715	$816,715	$—

Matthew H. Smith	Severance(1)	$157,500	$315,000	$—	$—
	Bonus(2)	$92,500	$138,750	$—	$—
	Benefits(3)	$11,994	$23,988	$—	$—
	Stock (4)	$—	$440,752	$440,752	$—

Arthur Vos IV	Severance(1)	$131,250	$262,500	$—	$—
	Bonus(2)	$80,000	$120,000	$—	$—
	Benefits(3)	$11,207	$22,413	$—	$—
	Stock (4)	$—	$328,674	$328,674	$—

Robert M. Chiste (5)	Severance	$—	$—	$—	$—
	Retirement Payments	$—	$—	$—	$—
	Benefits	$—	$—	$—	$—
	Stock	$—	$—	$—	$—

Frank A. Magnotti (6)	Severance	$—	$—	$—	$—
	Bonus	$—	$—	$—	$—
	Benefits	$—	$—	$—	$—
	Stock	$—	$—	$—	$—

______________________

(1)
Messrs. Myszka, Picchi, Smith and Vos are entitled to severance payments equal to nine months of their annual base salary if they are terminated without cause or for good reason and 18 months of their annual base salary if they are terminated without cause or for good reason within 12 months following a change in control. Amounts payable in each case were estimated based on their annual base salaries as of December 31, 2009.  Effective November 2, 2009, Mr. Picchi’s base salary was increased to $300,000 and Mr. Vos’ based salary was increased to $175,000.

(2)
Messrs. Myszka, Picchi, Smith and Vos are entitled to severance payments equal to their prorated prior year cash bonus payments if their employment is terminated without cause or for good reason prior to a change in control. The severance payments were estimated by assuming, in each case, that they had received their respective targeted 2008 Bonus Plan amount in the year prior to termination and were terminated on December 31, 2009. If their employment is terminated without cause or for good reason within 12 months after a change in control, they are entitled to a severance payment equal to 1.5 times their bonus received in the year prior to their termination.

(3)	Messrs. Myszka, Picchi, Smith and Vos are entitled to the continuation of the benefits that we provide to all employees during the period of time that they are entitled to severance payments.
(4)
Upon a termination without cause or for good reason within 12 months after a change of control, the restricted stock held by Messrs. Myszka, Picchi, Smith and Vos shall immediately vest, and any stock options held at the time of such termination shall immediately vest and become exercisable. Amounts represent restricted stock and in-the-money stock options that vest upon such event, at an assumed value of $11.24 per share, the closing price of our common stock on December 31, 2009.

(5)
Chiste retired from the Company effective June 20, 2009, but continues to work for us as a consultant. Pursuant to the terms of his retirement agreement, Mr. Chiste received certain severance and pension benefits that are described in this proxy statement.  In addition, under the terms of his consulting agreement we paid Mr. Chiste $125,000 during the period from June to December 2009. In addition, all stock options and restricted stock grants held by Mr. Chiste were vested and became exercisable in accordance with his retirement agreement. The consulting agreement is set to expire on June 20, 2010.

(6)
Mr. Magnotti resigned from the Company effective December 17, 2009, but continues to work for us as a consultant through March 31, 2010. Pursuant to the terms of his separation agreement, Mr. Magnotti received certain severance benefits as described in this proxy statement.  Under the terms of his consulting agreement, we paid Mr. Magnotti $14,286 at December 31, 2009 and will continue to pay this amount bi-weekly through March 31, 2010.  In addition, all stock options and restricted stock grants held by Mr.  Magnotti continued to vest in accordance with their terms until March 31, 2010. The consulting agreement is set to expire on March 31, 2010, at which time all unvested stock options and restricted stock held by Mr. Magnotti lapsed and were terminated.

Severance Benefits

CEO

If the employment of Mr. Young is terminated by us for cause or by Mr. Young without good reason, we are not obligated to make any severance payments to him.  If Mr. Young’s employment is terminated without cause or for good reason, Mr. Young will be entitled to (i) any unpaid earned salary, medical benefits, vested stock options and vested restricted stock; (ii) any unpaid but earned vacation, (iii) any incurred but unpaid ordinary and necessary business expenses and (iv) severance pay equal to two times his annual base salary and target cash bonus, provided, however, that if such termination occurs concurrently with or within twenty-four (24) months following a Change in Control (as defined in the employment agreement), the severance pay will be equal to three times his annual base salary and target cash bonus.

Former CEO

Under the terms of his retirement agreement, Mr. Chiste received (i) a lump sum of $1,200,000 payable on December 21, 2009; (ii) all unvested options held by him as of June 19, 2009 were vested and became exercisable in full and remain exercisable for the lesser of their remaining terms or until March 31, 2013; and (iii) all restricted stock grants and any other equity-based awards held by him as of June 19, 2009 vested and became exercisable in full.  Mr. Chiste will also receive a retirement benefit of $1,100,000, payable on a monthly basis through May 2016 in accordance with the schedule set forth in the Retirement Agreement.  Mr. Chiste released Comverge and its affiliates from any claims he may have had related to his employment with Comverge and any claims for severance pay or other compensation, with exceptions for certain claims Mr. Chiste is entitled to under applicable laws and under the Retirement Agreement.

Other Named Executive Officers

Under the employment agreements with each of Messrs. Young, Myszka, Picchi, Smith and Vos we may be obligated to make severance payments following the termination of each executive officer’s employment if we terminate him without cause or he terminates his employment for good reason, subject to certain cure periods. “Cause” is defined under each employment agreement as:

•	the executive officer’s breach of a material provision of the agreement;

•	the executive officer’s material breach of any of our written policies or procedures;

•	the executive officer’s material non-compliance with a lawful direction given by our chief executive officer;

•	the executive officer’s inability to perform his duties for an uninterrupted period of 180 days;

•	fraud by the executive officer with respect to our business affairs;

•	the executive officer’s commission or plea of no contest to a felony or crime involving moral turpitude; and

•	alcohol abuse or illegal drug use by the executive officer.

 “Good reason” is defined under each employment agreement as:

•	the reduction of the executive officer’s salary or other material component of compensation under the agreement without the executive officer’s prior written consent; or

•	relocation of the executive officer to a location more than 75 miles from the location specified in his agreement without the executive officer’s prior written consent.

If the employment of Messrs. Myszka, Picchi, Smith and Vos is terminated by us for cause or by the executive officer without good reason, we are not obligated to make any severance payments to the executive officer. The amount that each named executive officer is entitled to receive upon a termination of his employment by us without cause or by the executive officer with good reason is based on the executive officer’s base salary at the time of termination and his incentive compensation. Under the severance provisions of each executive officer’s employment agreement, they are each entitled to severance pay in the amount of nine months of annual base salary plus an amount equal to the pro-rated amount of his non-equity incentive compensation for the prior year.  In addition, the executive officers are entitled to the continuation of benefits under our standard employee benefit plan during the period that they are entitled to receive severance payments.

Mr. Magnotti resigned from the Company effective December 17, 2009, but continues to work for us as a consultant through March 31, 2010. Pursuant to the terms of his separation agreement, Mr. Magnotti received certain severance benefits as described in this proxy statement.  Under the terms of his consulting agreement, we paid Mr. Magnotti $14,286 at December 31, 2009 and will continue to pay this amount bi-weekly through March 31, 2010.  In addition, all stock options and restricted stock grants held by Mr.  Magnotti continued to vest in accordance with their terms until March 31, 2010. The consulting agreement is set to expire on March 31, 2010, at which time all unvested stock options and restricted stock held by Mr. Magnotti lapsed and were terminated.

Change in Control Benefits

CEO

For information relating to the change in control provisions of Mr. Young’s employment agreement, see the section entitled “Severance Benefits” above.

    Other Named Executive Officers

Pursuant to the employment agreements entered into with each of Messrs. Young, Myszka, Picchi, Smith and Vos, we may be required to make payments to them upon a change in control. A change of control will occur upon the occurrence of any of the following events that results in a majority of our board of directors prior to the event not constituting the majority of our board of directors immediately after the completion of the transaction:

•
any person (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner of our securities (excluding those securities acquired directly from us or our affiliates) representing 50% or more of the combined voting power of our then outstanding voting securities;

•
a merger or consolidation of us with any other corporation unless the voting securities of the company outstanding immediately prior to the transaction continue to represent (either by remaining outstanding or being converted into voting securities of another entity) more than 50% of the combined voting power of the voting securities of the surviving or parent company; or

•
the consummation of an agreement for the sale or disposition by us of all or substantially all of our assets, other than to an entity where at least 50% of the combined voting power of the voting securities are owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale.

If a termination without cause or by the executive officer with good reason occurs within 12 months after the occurrence of a change in control, then the executive officer will be entitled to severance payments equal to 18 months of his base salary plus 150% of his prior year’s non-equity incentive award. In addition, each executive officer will immediately be vested in all unvested stock options upon a change in control.

Pension Benefits

Former CEO

The following table reflects the present value of our accumulated pension benefits for Mr. Chiste as of December 31, 2009. Through December 31, 2009, we did not provide retirement benefits for any other named executive officer other than any contributions that they may make under our 401(k) plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert M. Chiste	Retirement Plan	(1)	$933,103	—

(1)
Mr. Chiste retired from the Company on June 20, 2009.  Mr. Chiste’s benefit is a contractual obligation based on his salary in the last year of his employment payable for seven years following his retirement, as long as certain conditions have been met. Mr. Chiste will receive his retirement benefit payable on a monthly basis through May 2016 in accordance with the schedule set forth in his Retirement Agreement.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table reflects all outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	FN	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (15)
Michael D. Picchi	—	3,125	—	$0.82	2/5/2013	1	—	—	—	—
	5,146	—	—	$18.00	4/12/2014	2	3,299	$37,081	—	—
	—	—	—	$19.06	2/12/2015	3	5,063	$56,908	36,000	$404,640
	8,693	11,176	—	$12.40	3/10/2015	4	3,311	$37,216	—	—
	8,008	34,705	—	$4.30	3/3/2016	5	7,119	$80,018	—	—
	—	—	—	—	11/2/2016	6	21,872	$245,841	—	—

Edward J. Myszka	74,913	—	—	$0.74	4/19/2012	7	—	—	—	—
	2,031	469	—	$4.00	8/23/2013	8	—	—	—	—
	16,797	1,079	—	$18.00	4/12/2014	2	4,479	$50,344	—	—
	—	—	—	$19.06	2/12/2015	3	5,063	$56,908	36,000	$404,640
	9,247	11,888	—	$12.40	3/10/2015	4	3,522	$39,587	—	—
	7,866	34,085	—	$4.30	3/3/2016	5	6,992	$78,590	—	—

Matthew H. Smith	2,188	—	—	$0.58	12/14/2011	9	—	—	—	—
	3,438	—	—	$0.82	12/7/2012	10	—	—	—	—
	1,250	—	—	$4.00	6/20/2013	11	—	—	—	—
	4,596	2,757	—	$18.00	4/12/2014	2	—	—	—	—
	5,000	—	—	$29.06	12/11/2014	12	5,000	$56,200	—	—
	—	—	—	$19.06	2/12/2015	3	2,250	$25,290	16,000	$179,840
	3,497	15,151	—	$4.30	3/3/2016	5	3,108	$34,934	—	—

Arthur Vos IV	2,187	—	—	$0.58	12/14/2011	9	—	—	—	—
	9,235	—	—	$0.82	12/7/2012	10	—	—	—	—
	938	469	—	$4.00	8/23/2013	8	—	—	—	—
	4,688	2,991	—	$18.00	4/12/2014	2	1,563	$17,568	—	—
	5,292	6,804	—	$12.40	3/10/2015	4	2,016	$22,660	—	—
	2,520	10,920	—	$4.30	3/3/2016	5	2,240	$25,178	—	—
	—	—	—	$19.06	2/12/2015	3	2,250	$25,290	16,000	$179,840

Robert M. Chiste	75,500	—	—	$18.00	4/12/2014	2	—	—	—	—
	87,852	—	—	$12.40	3/10/2015	4	—	—	—	—

Frank A. Magnotti	2,031	469	—	$4.00	8/23/2013	8	—	—	—	—
	19,157	—	—	$0.82	12/07/2012	10	—	—	—	—
	3,907	—	—	$0.58	12/14/2011	9	—	—	—	—
	1,563	—	—	$2.62	11/12/2011	13	—	—	—	—
	7,500	2,500	—	$8.00	10/17/2013	14	—	—	—	—
	16,796	3,329	—	$18.00	4/12/2014	2	4,479	$50,344	—	—
	—	—	—	$19.06	2/12/2015	3	5,063	$56,897	36,000	$404,640
	12,524	16,102	—	$12.40	3/10/2015	4	4,771	$53,626	—	—
	8,581	37,184	—	$4.30	3/3/2016	5	7,628	$85,739	—	—

_____________________________
(1)	Options vest one-fourth on February 6, 2007 and one-twelfth of the remaining grant vests on the first day of each calendar quarter thereafter.

(2)	Options vest fully on April 12, 2011. Restricted shares vest and the repurchase right shall lapse with respect to such shares on April 12, 2010.

(3)
Restricted shares granted with service and market conditions that include three components: (a) a performance incentive, representing 60% of the total value of each grant, that measures the performance of Comverge’s stock against the performance of a peer group over a three-year period; (b) a retention incentive, representing 20% of the total value of each grant, to encourage recipients to continue their service with Comverge; and (c) a stock price incentive, representing 20% of the total value of each grant, tied to the Company’s stock price achieving certain target prices over time (the “Price Grant”). The portion of a recipient’s grant represented by the Price Grant will vest in equal increments upon Comverge sustaining a stock price equal to or greater than $30, $35, $40 and $45 per share, each for a separate continuous 30-day period prior to February 12, 2012.

(4)
Options vest one-sixteenth each quarter over four years commencing on June 10, 2008 with the final installment vesting on March 10, 2012. Restricted shares vest and the repurchase right shall lapse with respect to such shares on March 10, 2011.

(5)
Options vest one-sixteenth each quarter over four years commencing on June 3, 2009.  Restricted shares granted on March 3, 2009, but remains subject to a repurchase right by the Company until March 3, 2012.

(6)	Restricted shares granted on November 2, 2009, but remains subject to a repurchase right by the Company until November 2, 2012.

(7)	Options vested one fourth on April 19, 2006 and one-twelfth of the remaining grant vests on the first day of each calendar quarter thereafter.

(8)	Options vest one-sixteenth each quarter over four years commencing on November 23, 2006.

(9)	Options vest one-sixteenth each quarter over four years commencing on March 14, 2005.

(10)	Options vest one-sixteenth each quarter over four years commencing March 8, 2006 and on the first day of each calendar quarter thereafter.

(11)	Options vest one-eighth each quarter over two years commencing September 20, 2006.

(12)	Options and restricted shares vest one-sixteenth each quarter over four years commencing on March 11, 2008.

(13)	These options are fully vested.

(14)	Options vest one-sixteenth each quarter over four years commencing January 17, 2007.

(15)	The market price of the Company’s Common Stock on December 31, 2009 was $11.24.

Option Exercises and Stock Vested in 2009

The following table reflects the stock options exercised by and restricted stock vested to our named executive officers during fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael D. Picchi	12,500	$110,094	2,250	$20,665
Edward J. Myszka	—	$—	2,250	$20,665
Matthew H. Smith	—	$—	3,500	$34,466
Arthur Vos IV	—	$—	1,000	$9,185
Robert M. Chiste	253,388	$1,922,725	113,975	$1,247,448
Frank A. Magnotti	—	$—	2,250	$20,665

___________________________

(1)	The value realized on exercise is computed by determining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.
(2)	The value realized on vesting is computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

401(k) Plan

Effective January 1, 2009, the Company maintains the Comverge, Inc. 401(k) Plan (the “401(k) Plan”). The 401(k) plan is intended to be a tax-qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended and covers all of our employees who have completed at least 6 months of service. Under the 401(k) Plan, each eligible employee may elect to contribute up to a maximum of 90% of pre-tax compensation, not exceeding $16,500 for the 2010 calendar year. We may, in our discretion, make contributions on behalf of eligible employees in an amount up to three percent (3%, through a 1/2% match for the first six percent (6%) of the employee’s contributions.) All employee and employer contributions to the 401(k) Plan are 100% vested upon contribution. Distribution of accrued benefits normally can commence upon the participants reaching age 59 1/2 (or earlier if, upon the participant’s death or disability).

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and executive officers under which we have agreed to indemnify such persons against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These persons are indemnified to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and in our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.

Respectfully submitted,

COMPENSATION COMMITTEE MEMBERS:

Joseph O’Donnell, Chairman
Nora Mead Brownell
Alec G. Dreyer

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of the compensation committee of our board of directors for 2009 were Messrs. Gutierrez and Young and Ms. Brownell.  Mr. O’Donnell was appointed to the compensation committee in October 2009. Mr. Gutierrez resigned from our Board effective March 4, 2010.  There are no members of the compensation committee who were officers or employees of Comverge or any of our subsidiaries during 2009, were formerly officers of Comverge, or had any relationship otherwise requiring disclosure hereunder. None of our executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer serving as a director or as a member of our board’s compensation committee during 2009.  Mr. Young, who was chairman of the compensation committee during 2009, was appointed as our President and Chief Executive Officer in February 2010 and as a result no longer serves on any committees of the Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

In 2009, directors who also served as employees received no compensation for serving on our board of directors. In accordance with this policy, Mr. Chiste did not receive any compensation for serving as a director due to his status as an employee. For 2009, non-employee directors received an annual cash retainer of $40,000 (paid in quarterly installments), a special retainer of $80,000 (paid in quarterly installments beginning in the second quarter of fiscal 2009) and an additional annual cash retainer of $15,000 (paid in quarterly installments) for each committee chair position held. The special retainer was designed to compensate the directors for the additional time and energy spent during the CEO transition in 2009 and early 2010.  Our compensation consultant, Pearl Meyer, suggested a range of $70,000 and $90,000 in regards to the additional cash payment, with the compensation committee determining that $80,000 was the appropriate payment amount.  In doing so, the Board eliminated any additional pay due in 2009 and 2010 for board meetings that exceeded six and committee meetings that exceeded eight as established under current director compensation policy.  The annual compensation grant is pro-rated contingent upon the effective date for newly appointed Board members and the number of meetings remaining. We reimbursed all of our directors for all reasonable out-of-pocket expenses incurred for attending meetings of our board of directors and committees. In addition, we provide each director with a stipend of up to $2,500 for board education and training.

Under our current director compensation policy, grants of equity awards are made pursuant to a plan approved by our board of directors that provides that each non-employee director be awarded annual equity grants with an estimated aggregate value of $60,000, where 50% of such value is in the form of restricted common stock and 50% in options to purchase common stock, with restricted stock worth half the value of options. The equity grants are awarded on the date of our annual stockholders’ meeting, except for a director whose term is expiring and is not standing for re-election. The restricted stock and the option exercise price were valued at the closing market price of our common stock as reported on the Nasdaq Global Market on the grant date. The number of shares of restricted common stock granted were determined by dividing $30,000 by the closing market price, and the number of options to purchase common stock were determined by dividing $30,000 by 50% of the closing market price. Both the restricted stock and the stock options vest one fourth each quarter over one year.  For 2009, the Board adopted an all cash compensation in lieu of shares typically awarded for equity compensation, by discounting the aggregate value of $60,000 by twenty percent (20%), which amount will be payable on a quarterly basis. The Board has adopted this change in an effort to preserve the equity pool, and will revisit this decision periodically. Only non-employee directors are eligible to participate in the revised compensation policy.

In addition to the above, under current director compensation policy, for each new director appointed or elected to our board of directors, a one-time equity grant of restricted common stock and options to purchase our common stock is awarded with an estimated aggregate value of $80,000, with the number of shares determined based on the highest closing price of our common stock as quoted on the Nasdaq Global Market over the last 60 days prior to the director’s appointment or election. This one-time equity grant is made on the date of the new director’s election or appointment to our board of directors. The value of the restricted stock and the option exercise price is calculated using the closing market price on the date of grant with restricted stock worth half the value of options.  Both the restricted stock and the stock options vest one-sixteenth each quarter over a period of four years.  In accordance with this policy, Messrs. Larry Jones, Joseph O’Donnell and Scott Ungerer, were each awarded 3,008 shares of restricted stock and 6,015 stock options to purchase common stock in October 2009.  For 2009, the multiple for targeted stock ownership requirements under our stock ownership guidelines for our directors is two times annual cash compensation.  All of our directors have achieved or surpassed the stock ownership guidelines, except for Messrs. Jones, O’Donnell and Ungerer who joined our board in October 2009.

The compensation committee will from time to time review the compensation program for directors, consistent with its obligations under the compensation committee charter.

Director Compensation for the 2009 Fiscal Year

The following table sets forth the aggregate compensation awarded to, earned by or paid to our directors during fiscal 2009.

					Change in
					Pension Value
					And
	Fees				Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred	All Other
	or Paid in	Awards	Awards	Incentive Plan	Compensation	Compensation
Name	Cash ($)	($) (1)	($) (2)	Compensation	Earnings	($)	Total ($)

Nora Mead Brownell (3)	$151,000	—	—	—	—	—	$151,000

Alec G. Dreyer (4)	$181,000	—	—	—	—	—	$181,000

Tom Gutierrez (5)	$107,500	$ 24,861	$ 27,970	—	—	—	$160,331

Larry Hagewood (6)	$115,125	$ 24,861	$ 27,970	—	—	—	$167,956

A. Laurence Jones (7)	$ 10,000	$ 35,374	$ 40,427	—	—	—	$ 85,801

Robert F. McCullough (8)	$ 39,500	—	—	—	—	—	$ 39,500

Joseph O’Donnell (7)	$ 10,000	$ 35,374	$ 40,427	—	—	—	$ 85,801

Scott Ungerer (7)	$ 10,000	$ 35,374	$ 40,427	—	—	—	$ 85,801

R. Blake Young (9)	$151,000	—	—	—	—	—	$151,000

___________________________

(1)
For 2009, stock awards have been calculated to show the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic 718.  For additional discussion of assumptions made in the valuation, see “Note 15 – Stock Based Compensation” to our audited financial statements for the year ended December 31, 2009 as contained in our 2009 Annual Report on Form 10-K.

(2)
For 2009, stock options have been calculated to show the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic 718.  For additional discussion of assumptions made in the valuation, see “Note 15 – Stock Based Compensation” to our audited financial statements for the year ended December 31, 2009 as contained in our 2009 Annual Report on Form 10-K.

(3)
Fees earned by Ms. Brownell in 2009 included the following: i) annual cash retainer of $40,000; (ii)  special retainer of $60,000, approved by the Board for additional work resulting from the retirement of our former CEO; iii) cash in lieu of equity of $36,000 and iv) retainer of $15,000 as chairperson of our regulatory committee.

(4)
Fees earned by Mr. Dreyer in 2009 included the following:  i) annual cash retainer of $40,000; ii) special retainer of $60,000, approved by the Board for additional work resulting from the retirement of our former CEO; iii) cash in lieu of equity of $36,000; iv) $30,000 retainer as chairman of our Board; and v) retainer of $15,000 as chairman of our audit committee.

(5)
On February 12, 2010, Mr. Gutierrez tendered his resignation from our board, effective March 4, 2010.  Mr. Gutierrez resigned for personal reasons related to the time requirements of his new chief executive officer responsibilities for another company and not as a result of any disagreement with the board or management.  Fees earned by Mr. Gutierrez in 2009 included the following:  i) annual cash retainer of $40,000; ii) special retainer of $60,000, approved by the Board for additional work resulting from the retirement of our former CEO; and iii) retainer of $7,500 as chairman of our nominating/corporate governance committee.

(6)
On June 2, 2009, Mr. Hagewood tendered his resignation from our board. Mr. Hagewood resigned for personal reasons and not as a result of any disagreement with the board or management.  Fees earned by Mr. Hagewood in 2009 included the following:  i) annual cash retainer of $20,000; ii) retainer of $51,375 for additional work on our operations committee; and iii) retainer of $15,000 as chairman of our operations committee.

(7)	Messrs. Jones, O’Donnell and Ungerer joined our board on October 26, 2009.
(8)	On June 2, 2009, Mr. McCullough tendered his resignation from our board. Mr. McCullough resigned for personal reasons and not as a result of any disagreement with the board or management.
(9)
Mr. Young became our President and Chief Executive Officer on February 18, 2010.  Fees earned by Mr. Young in 2009 included the following:  i) annual cash retainer of $40,000; (ii)  special retainer of $60,000, approved by the Board for additional work resulting from the retirement of our former CEO; iii) cash in lieu of equity of $36,000 and iv) retainer of $15,000 as chairman of our compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions with Related Persons

Comverge’s Code of Business Conduct and Ethics requires that all employees and directors avoid conflicts of interest that interfere with the performance of their duties or are not in the best interests of Comverge.

In addition, pursuant to its written charter, the audit committee reviews and approves all related-party transactions between Comverge, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons as specified under Item 404 of Regulation S-K promulgated by the SEC after examining each such transaction for potential conflicts of interests and other improprieties.

Transactions with Related Persons

Since the beginning of fiscal 2009, the audit committee or Board of Directors have considered and approved the following transactions with related parties:

Consulting Agreements

We entered into a consulting agreement effective July 17, 2009 with Robert Chiste, former Chairman of the Board, President and Chief Executive Officer of the Company to provide certain consulting and advisory services to Comverge, including assistance in the transition to a new Chief Executive Officer, for a period of 12 months from his retirement date. In connection therewith, we paid Mr. Chiste $125,000 during the period from July 17, 2009 to December 31, 2009 and anticipate paying an additional $125,000 in 2010 through July 17, 2010.  In addition, pursuant to Mr. Chiste’s previous employment agreement, Mr. Chiste’s unvested stock options awards were vested and became fully exercisable and remain exercisable for the lesser of their remaining terms or until March 31, 2013.  All restricted stock grants and any other equity-based awards held by Mr. Chiste as of June 19, 2009 were also vested.

We entered into a consulting agreement effective January 31, 2008 with Scott Ungerer, a director of the Company, to provide strategic advice and other assistance to the Company from time to time. Upon Mr. Ungerer’s rejoining our Board of Directors in October 2009, the consulting agreement was terminated. No cash payments were made to Mr. Ungerer under the agreement during fiscal 2009.

Referral Agreement

During fiscal 2009, Comverge and Tangent Energy Solutions, a privately-held company, have a non-exclusive referral agreement whereby the Company would provide demand response services to Tangent and its customers.  Mr. Scott Ungerer, a director of the Company also serves on the board of directors of Tangent Energy Solutions and is the managing director of EnerTech Capital Funds, a beneficial owner of Comverge common stock.  EnerTech currently is a majority owner of Tangent Energy Solutions.  No services were provided and no payments were made under the agreement during fiscal 2009.

HOUSEHOLDING OF PROXY MATERIALS

If you share an address with another stockholder, in accordance with SEC Rules on “Householding”, you may receive only one set of proxy materials unless you have provided contrary instructions. If you are a stockholder of record and wish to receive a separate set of proxy materials in the future, please contact our transfer agent, American Stock Transfer & Trust Company at: (800) 937-5449.

           If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact Broadridge Financial Solutions, Inc. at:  (800) 542-1061.

In addition, to request separate or multiple deliveries of these materials now or in the future, you may also submit a written request to the Corporate Secretary, Comverge, Inc., 5390 Triangle Parkway, Suite 300, Norcross, Georgia  30092.

ANNUAL REPORT

Accompanying this proxy statement is our Annual Report on Form 10-K for 2009. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2009, December 31, 2008, and December 31, 2007. Copies of our Annual Report on Form 10-K for 2009, as filed with the SEC, are available free of charge on the investor relations section of our website at http://ir.comverge.com or you can request a copy free of charge by calling (678) 392-4954 or sending an e-mail to invest@comverge.com. Please include your contact information with the request.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our bylaws, stockholder proposals submitted for consideration at the annual meeting and intended for inclusion in the proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission, must be delivered in writing to the Secretary at our principal executive office of the Company not less than 120 days before the first anniversary of the date of the release of this proxy statement to stockholders. In addition, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, not less than 90 days and not more than 120 days in advance of the first anniversary of the date of the release of this proxy statement to stockholders.

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. A proposal of a stockholder intended to be presented at the annual stockholders’ meeting to be held in 2011 must be received at our principal executive offices no later than November 22, 2010, if the stockholder making the proposal desires such proposal to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, no earlier than November 22, 2010 and no later than December 22, 2010.

Matthew H. Smith Executive Vice President, General Counsel and Secretary

March 22, 2010
Atlanta, Georgia

APPENDIX I

COMVERGE, INC.

2006 LONG-TERM INCENTIVE PLAN

(Amended and Restated, Effective as of March 12, 2010)

COMVERGE, INC.

2006 LONG-TERM INCENTIVE PLAN

Table of Contents

ARTICLE I INTRODUCTION	A-3
1.1 Purpose	A-3
1.2 Definitions	A-3
1.3 Common Stock Under the Plan	A-8
1.4 Administration of the Plan	A-9
1.5 Amendment and Discontinuance of the Plan	A-9
1.6 Granting of Awards to Participants	A-10
1.7 Term of Plan	A-10
1.8 Leave of Absence	A-10
ARTICLE II NON-QUALIFIED STOCK OPTIONS	A-10
2.1 Grants	A-10
2.2 Calculation of Exercise Price	A-10
2.3 Terms and Conditions of Non-Qualified Stock Options	A-10
2.4 Amendment	A-12
2.5 Acceleration of Vesting	A-12
2.6 Other Provisions	A-12
2.7 Prohibition on Repricing	A-13
ARTICLE III INCENTIVE OPTIONS	A-13
3.1 Eligibility	A-13
3.2 Exercise Price	A-13
3.3 Dollar Limitation	A-13
3.4 10% Stockholder	A-13
3.5 Options Not Transferable	A-13
3.6 Compliance with 422	A-14
3.7 Limitations on Exercise	A-14
ARTICLE IV BONUS STOCK AND PURCHASED STOCK	A-14
ARTICLE V STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK UNITS	A-14
5.1 Stock Appreciation Rights	A-14
5.2 Restricted Stock Unit Awards	A-15
ARTICLE VI RESTRICTED STOCK	A-16
6.1 Eligible Persons	A-16
6.2 Restricted Period and Vesting	A-16
ARTICLE VII PERFORMANCE AWARDS	A-17
7.1 Performance Awards	A-17
7.2 Performance Goals	A-17

ARTICLE VIII OTHER STOCK OR CASH AWARDS	A-19
ARTICLE IX CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS	A-19
9.1 General	A-19
9.2 Acceleration of Vesting	A-19
9.3 Stand Alone, Additional, Tandem and Substitute Awards	A-19
9.4 Term of Awards	A-20
9.5 Form and Timing of Payment under Awards; Deferrals	A-20
9.6 Vested and Unvested Awards	A-20
9.7 Exemptions from Section 16(b) Liability	A-20
9.8 Adjustment of Awards	A-21
9.9 Other Provisions	A-22
9.10 Stockholder Rights	A-22
ARTICLE X WITHHOLDING FOR TAXES	A-22
ARTICLE XI MISCELLANEOUS	A-22
11.1 No Rights to Awards	A-22
11.2 No Right to Employment	A-22
11.3 Governing Law/Compliance with State Law	A-23
11.4 Severability	A-23
11.5 Other Laws	A-23
11.6 Section 409A No Guarantee of Tax Consequences	A-23

COMVERGE, INC.

2006 Long-term Incentive Plan

(As Amended and Restated Effective March 12, 2010)

ARTICLE I
INTRODUCTION

1.1           Purpose.  The Plan is intended to promote the interests of the Company and its Stockholders (the “Stockholders”) by encouraging Employees, Service Providers and Non-Employee Directors to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan is an amendment and restatement of the Company’s 2006 Long-Term Incentive Plan (the “Prior Plan”). Awards granted on and after the Effective Date shall be governed by the terms of the Plan.  Nothing in the Plan shall operate or be construed to amend or modify in any manner any Award that was outstanding under the Prior Plan prior to the Effective Date if such amendment or modification would adversely affect such Award in any manner, including, without limitation, causing such Award to become subject to Section 409A of the Code if otherwise exempt as a “grandfathered” Award.

1.2           Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

“Acquisition Events” has the meaning set forth in Section 9.8 hereof.

“Affiliate” means (i) any entity in which the Company directly or indirectly, owns 50% or more of the combined voting power, as determined by the Plan Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company, but using the threshold of 50% ownership wherever 80% appears.

“Awards” means, collectively, Options, Purchased Stock, Bonus Stock, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock, Performance Awards, or Other Stock or Cash Awards issued under the Plan.

“Board” means the Board of Directors of the Company.

“Bonus Stock” means Common Stock described in Article IV of the Plan.

“Cause” for termination of any Participant who is a party to an agreement of Employment with or provides services to the Company or an Affiliate shall mean termination for “Cause” as such term or such similar concept is defined in such agreement, the relevant portions of which are incorporated herein by reference.  If such agreement does not define “Cause” or such similar concept or if a Participant is not a party to such an agreement, “Cause” means, in the sole discretion of the Plan Committee: (i) the willful commission by a Participant of a criminal or other act that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate; (ii) the commission by a Participant of an act of fraud in the performance of such Participant’s duties on behalf of the Company or an Affiliate; or (iii) the continuing willful failure of a Participant to perform the duties of such Participant to the Company or an Affiliate (other than such failure resulting from the Participant’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Participant by the Plan Committee.  For purposes of the Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” unless the applicable act or omission is done or not done, as the case may be, not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate, as the case may be.

“Change of Control” shall be deemed to have occurred upon any of the following events:

(i)           any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified by Section 13(d) and 14(d) thereof) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) an Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;

(ii)           the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than fifty 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii)           the consummation of a sale or disposition by the Company of the Company or all or substantially all of the Company’s assets, other than a sale or disposition where the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv)           the Incumbent Board ceases for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election by the Board, was approved by a vote of a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of Directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

In the event that the foregoing definition of Change of Control does not comply with the requirements of Section 409A of the Code, and an amount, benefit or item of compensation hereunder would be subject to Section 409A of the Code, but would not be so subject if the definition of Change of Control above complied with the requirements of Section 409A of the Code, then with respect only to such amount, benefit or item of compensation, the term “Change of Control” shall mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” means Comverge, Inc. (formerly known as Comverge Technologies, Inc.).

“Covered Employee” means the Chief Executive Officer of the Company and the three highest paid officers of the Company other than the Chief Executive Officer or the Chief Financial Officer as described in Section 162(m)(3) of the Code, as well as any person designated by the Plan Committee, at the time of grant of a Performance Award, who is likely to be a Covered Employee with respect to that fiscal year.

“Director” means, except as otherwise provided in Articles II, III and V, a director of the Company or an Affiliate.

“Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last of or a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

“Effective Date” has the meaning set forth in Section 1.7 hereof.

“Employee” means, except as otherwise provided in Articles II, III and V, any employee of the Company or an Affiliate.

“Employment” includes any period in which a Participant is an Employee or a paid Service Provider to the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

“Fair Market Value or FMV Per Share” of Common Stock shall be the closing price on any national exchange or over-the-counter market, if applicable, for the date of the determination, or if no trade of the Common Stock shall have been reported for such date, the closing sales price quoted on such exchange for the most recent trading date prior to the determination date.  If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the FMV Per Share shall be determined by the Plan Committee in good faith using a reasonable application of a reasonable valuation methodology taking into account all available information material to the value of the Company.

“Good Reason” means termination of Employment by an Employee, or termination of service by a Service Provider under any of the following circumstances:

(i)           if such Employee or Service Provider is a party to an agreement for Employment with or services to the Company, which agreement includes a definition of “Good Reason” or such similar concept for termination of Employment with or services to the Company, “Good Reason” shall have the same definition for purposes of the Plan as is set forth in such agreement, the relevant portions of which are incorporated herein by reference;

(ii)           if such Employee or Service Provider is not a party to an agreement with the Company that defines the term “Good Reason,” such term shall mean termination of Employment or service by the Employee or Service Provider after 30 calendar days written notice upon the occurrence of either of the following circumstances:

(A)           the assignment to the Participant without the Participant’s consent of any duties, responsibilities, or reporting requirements inconsistent with his or her position with the Company, which is a material diminishment, of the Participant’s overall duties, responsibilities, or position; or

(B)           material reduction by the Company in the Participant’s fees, compensation, or benefits without the Participant’s consent and not associated with a reduction or change for similarly situated Employees or Service Providers.

Continued Employment of the Employee or Service Provider for 15 working days after the occurrence of (A) or (B) above without notice to the Company of intention to terminate with Good Reason provided in (ii) above shall be deemed to be consent to the occurrence of (A) or (B).

“Incentive Option” means any option which satisfies the requirements of Section 422 of the Code and is granted pursuant to Article III of the Plan.

“Incumbent Board” means the individuals who constitute the Board as of the Effective Time.

“Non-Employee Director” means, except as otherwise provided in Articles II, III and V, an individual who is a member of the Board but who is neither an Employee nor a Service Provider of the Company or any Affiliate.

“Non-Qualified Stock Option” shall mean an option not intended to satisfy the requirements of Section 422 of the Code and which is granted pursuant to Article II of the Plan.

“Option” means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Non-Qualified Stock Option, or both, as applicable.

“Option Expiration Date,” with respect to an Option, means the date determined by Plan Committee, which shall not be more than seven years after the date of grant of such Option.

“Option Grant Date” means the date on which an Option is granted pursuant to the provisions of the Plan.

“Optionee” means a Participant who has received or will receive an Option.

“Other Stock or Cash Award” means an award granted pursuant to Article VIII of the Plan.

“Participant” means any Non-Employee Director, Employee or Service Provider granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to Article VII of the Plan, which, if earned, shall be payable in shares of Common Stock, cash or any combination thereof as determined by the Plan Committee.

“Performance Period” means a period of not less than one year and not more than five years during which the Plan Committee may grant Performance Awards.

“Performance Shares” means an Award of the right to receive shares of Common Stock issued at the end of a Restricted Period that is granted pursuant to Article VIII of the Plan.

“Person” has the meaning set forth in this Section 1.8 in the definition of “Change of Control”.

“Plan” means this Comverge, Inc. 2006 Long-term Incentive Plan.

“Plan Committee” means the committee appointed by the Board or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee that is intended to be “performance-based compensation” as described in Section 162(m)(4)(c) of the Code, the Plan Committee shall consist solely of two or more “outside directors” as described in Section 162(m)(4)(c)(i) of the Code; and if the Company is subject to the Exchange Act, the Plan Committee shall mean the compensation Plan Committee of the Board, which shall consist of not less than two independent members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 under the Exchange Act) appointed by and serving at the pleasure of the Board to administer this Plan or, if none, the independent members of the Board.

“Prior Plan” means the Comverge, Inc. 2006 Long-Term Incentive Plan, as amended and restated effective as of March 24, 2008.

“Purchased Stock” means Bonus Stock which has been purchased for additional consideration pursuant to a right to purchase Common Stock granted pursuant to Article IV of the Plan.

“Restricted Period” means the period established by the Plan Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” means any share of Common Stock, prior to the lapse of restrictions thereon, granted under Article VI of the Plan.

“Restricted Stock Unit Award” has the meaning set forth in Section 5.2 hereof.

“Service Provider” means, except as otherwise provided in Articles II, III and V, any individual or entity, other than a Director or an Employee, who renders consulting or advisory services to the Company or an Affiliate.

“Shares” means shares of Common Stock.

“Stock Appreciation Rights” means an Award granted pursuant to Article V of the Plan.

“Substitute Award” has the meaning set forth in Section 9.3 hereof.

1.3           Common Stock Under the Plan; Common Stock Available for Awards; Plan and Award Limitations.  The maximum number of Shares that may be subject to Awards under this Plan shall be 7,553,056 Shares, consisting of the sum of : (i) 6,156,036 Shares originally available under the Prior Plan and its predecessor (of which 1,537,217 continue to be available for Awards under this Plan), and (ii) 1,400,000 Shares approved by Stockholders in connection with the approval of this Plan.

Shares subject to Awards granted on or after the Effective Date under the Plan shall reduce the number of Shares available under the Plan: (a) by one Share for each Share subject to an Award of an Option or Stock Appreciation Right and (b) by 1.4 Shares for each Share subject to an Award other than an Option or Stock Appreciation Right.  If any stock-denominated Award is paid in cash, forfeited, otherwise lapses, expires, terminates or is canceled without the delivery of Shares, then the number of Shares subject to such Award, to the extent of such cash payment, forfeiture, lapse, expiration, termination or cancellation, shall be added back to the Share reserve and be available for future Awards in proportion to the number of Shares by which the reserve was originally reduced at the time of grant pursuant to the foregoing sentence.  With respect to a dollar-denominated Award that is paid in Shares, the Share reserve shall be reduced by the number of Shares issued to pay such dollar-denominated Award.  Notwithstanding the foregoing, substitute Awards granted in connection with a business acquisition made by the Company or a Subsidiary, whether an asset purchase, merger or stock acquisition, shall not reduce the number of Shares available in the Share reserve.

Additionally, the number of Shares that are the subject of awards as of the Effective Date under the Prior Plan that, in the future, are forfeited, lapse, expire, terminated or canceled without the delivery of Shares (or in the case of a stock-denominated Award, paid in cash), shall be added to the number of Shares specified above in the manner specified above and immediately become available for Awards under this Plan.  From and after the Effective Date, no further awards shall be made under the Prior Plan.

Notwithstanding anything in this Plan to the contrary, the number of Shares available under this Plan shall not be increased by: (i) Shares not issued or delivered as a result of the net settlement of an Option or Stock Appreciation Right; (ii) Shares tendered, surrendered or withheld to satisfy the exercise price for, settlement of, or any withholding taxes related to, an Award; or (iii) Shares repurchased on the open market with the proceeds of the exercise price for an Option.

No more than 1,000,000 shares of Common Stock shall be issued to any one Participant pursuant to this Plan in any one calendar year.  With respect to Performance Awards paid in cash or a combination of cash and Common Stock, the sum of such cash and Common Stock underlying an Award paid to any one individual in any one calendar year shall not exceed $10,000,000.  All Shares that may be issued under this Plan may be awarded pursuant to Incentive Options.

(b)           Adjustments.  The limitations set forth in this Section are subject to adjustment in accordance with Section 9.8 hereof.

(c)           Other Actions.                                  Subject to Section 1.3, the Plan Committee may from time to time adopt and observe such procedures concerning the counting of Shares against the Plan maximum as it may deem appropriate.  The Board, the Plan Committee and the officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Awards.  Shares issued pursuant to the Plan: (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market; and (ii) shall be fully paid and nonassessable.

1.4           Administration of the Plan.  The Plan shall be administered by the Plan Committee.  Subject to the provisions of the Plan, the Plan Committee shall interpret the Plan and all Awards under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and, to the extent that the Plan Committee deems desirable, to effectuate the Plan.  Any action taken or determination made by the Plan Committee pursuant to this and the other paragraphs of the Plan shall be conclusive and binding upon the Company and all other interested parties.

1.5           Amendment and Discontinuance of the Plan.  The Board may amend, suspend or terminate the Plan, and the Plan Committee may amend any terms of an Award agreement, at any time; provided, however, that, without the consent of the holder of an Award, no such action may terminate such Award or affect such person’s rights with respect to such Award in any material adverse respect; provided further, however, that any amendment that would constitute a “material revision” of the Plan (as that term is used in the rules of any exchange on which the Common Stock is traded) shall be subject to Stockholder approval.

1.6.           Granting of Awards to Participants.  The Plan Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Service Providers and Non-Employee Directors as may be selected by it on the terms and conditions hereinafter set forth in the Plan.  In selecting the persons to receive Awards, including the type and size of the Award, the Plan Committee may consider any factors that it may deem relevant.  Notwithstanding the foregoing, any Awards made to members of the Plan Committee or any Service Provider to the Plan Committee or the Board, must be approved by the full Board.  The terms of any Award shall be evidenced by an Award agreement approved by the Plan Committee.

1.7           Term of Plan.  The Plan shall be effective as of March 12, 2010 (the “Effective Date”), subject to approval by the Stockholders.  If the Stockholders do not approve the Plan by June 30, 2010, (i) all Awards granted under the Plan shall be void and of no force or effect, and (ii) Awards may be made under the Prior Plan to the extent allowable thereunder. The provisions of the Plan are applicable to all Awards granted on or after the Effective Date. If not sooner terminated under the provisions of Section 1.5 hereof, the Plan shall terminate upon, and no further Awards shall be made, after the tenth anniversary of the Effective Date.

1.8           Leave of Absence.  If an Employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave provided it does not exceed 90 days, or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract.  If the period of leave exceeds 90 days, such Employee’s Employment (as defined below) shall be deemed to have terminated on the 91st day of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

ARTICLE II
NON-QUALIFIED STOCK OPTIONS

2.1.           Grants.  Provided that such grant does not constitute a deferral of compensation within the meaning of section 409A of the Code, the Plan Committee may grant Non-Qualified Stock Options to purchase Common Stock to any Employee, Service Provider or Non-Employee Director of the Company or of any Affiliate that is a corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50 percent ownership wherever 80 percent appears.

2.2           Calculation of Exercise Price.  The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Non-Qualified Stock Option granted under this Article II shall not be less than the FMV Per Share on the date of grant of such Non-Qualified Stock Option.  The exercise price for each Non-Qualified Stock Option granted under this Article II shall be subject to adjustment as provided in Section 9.8 herein.

2.3           Terms and Conditions of Non-Qualified Stock Options.  Non-Qualified Stock Options shall be in such form as the Plan Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Plan Committee shall deem desirable:

(a)           Option Period and Conditions and Limitations on Exercise.  No Non-Qualified Stock Option shall be exercisable later than the Option Expiration Date, i.e. seven years after the date of grant of such Option.  To the extent not prohibited by other provisions of the Plan, each Non-Qualified Stock Option shall be exercisable at such time or times as the Plan Committee in its discretion may determine at the time such Non-Qualified Stock Option is granted.

(b)           Manner of Exercise.  In order to exercise a Non-Qualified Stock Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for the shares being purchased, together with any required withholding taxes.  The payment of the exercise price, together with any required withholding taxes, for each Non-Qualified Stock Option shall be made (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Plan Committee, by tendering to the Company shares of Common Stock owned by the person for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Non-Qualified Stock Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) subject to such instructions as the Plan Committee may specify, at the person’s written request the Company may deliver certificates for the shares of Common Stock for which the Non-Qualified Stock Option is being exercised to a broker for sale on behalf of the person; provided that the person has irrevocably instructed such broker to remit directly to the Company on the person’s behalf the full amount of the exercise price from the proceeds of such sale.  In the event that the person elects to make payment as allowed under clause (ii) above, the Plan Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Non-Qualified Stock Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise.  If the Plan Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

(c)           Options not Transferable.  Except as provided below, no Non-Qualified Stock Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Non-Qualified Stock Option is granted, and it shall be exercisable only by the Participant (or his guardian).  Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Non-Qualified Stock Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Plan Committee, result in forfeiture of the Non-Qualified Stock Option with respect to the shares involved in such attempt.  With respect to a specific Non-Qualified Stock Option, the Participant (or his guardian) may transfer, for estate planning purposes, all or part of such Non-Qualified Stock Option to one or more immediate family members or related family trusts or partnerships or similar entities.

(d)           Listing and Registration of Shares.  Each Non-Qualified Stock Option shall be subject to the requirement that if at any time the Plan Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Non-Qualified Stock Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Non-Qualified Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Plan Committee.

2.4           Amendment.  The Plan Committee may, without the consent of the person or persons entitled to exercise any outstanding Non-Qualified Stock Option, amend, modify or terminate such Non-Qualified Stock Option; provided, however, such amendment, modification or termination shall not, without such person’s consent, reduce or diminish the value of such Non-Qualified Stock Option determined as if the Non-Qualified Stock Option had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination or cause such Non-Qualified Stock Option to be subject to adverse tax consequences under section 409A.  The Plan Committee may at any time or from time to time, in its discretion, in the case of any Non-Qualified Stock Option which is not then immediately exercisable in full, accelerate the time or times at which such Non-Qualified Stock Option may be exercised to any earlier time or times.

2.5           Acceleration of Vesting.  Any Non-Qualified Stock Option granted hereunder that is not otherwise vested shall vest  (unless specifically provided to the contrary by the Plan Committee in the document or instrument evidencing an Non-Qualified Stock Option granted hereunder) upon (i) termination of an Employee or Service Provider without Cause or termination by an Employee or Service Provider with Good Reason within one year from the effective date of the Change of Control; or (ii) death or Disability of the Participant.

2.6           Other Provisions.  The person or persons entitled to exercise, or who have exercised, a Non-Qualified Stock Option shall not be entitled to any rights as a Stockholder with respect to any shares subject to such Non-Qualified Stock Option until such person or persons shall have become the holder of record of such shares.

(a)           No Non-Qualified Stock Option granted hereunder shall be construed as limiting any right that the Company or any Affiliate may have to terminate at any time, with or without cause, the Employment of any person to whom such Non-Qualified Stock Option has been granted.

(b)           Notwithstanding any provision of the Plan or the terms of any Non-Qualified Stock Option, the Company shall not be required to issue any shares hereunder if such issuance would, in the judgment of the Plan Committee, constitute a violation of any state, local or federal law or of the rules or regulations of any governmental regulatory body.

(c)           No Non-Qualified Stock Option granted hereunder shall include any feature for deferral of compensation other than deferral of recognition of income until the later of (i) the exercise or disposition of the Non-Qualified Stock Option, as provided under Treas. Reg. § 1.83-7, or (ii) the time the Shares acquired pursuant to the exercise of the Non-Qualified Stock Option first become substantially vested within the meaning of Treas. Reg. § 1.83-3(b).

2.7           Prohibition on Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Options or Stock Appreciation Rights may not be amended to (i) reduce the exercise price of outstanding Options or Stock Appreciation Rights or (ii) cancel, exchange, substitute, buy out or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without Stockholder approval.

ARTICLE III
INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options.  Except as modified by the provisions of this Article III, all the provisions of Article II hereof shall also be applicable to Incentive Options.  Non-Qualified Stock Options shall not be subject to the terms of this Article III.

3.1           Eligibility.  Incentive Options may be granted only to Employees of the Company or of any Affiliate that is a (i) “parent corporation” of the Company (as defined in section 424(e) of the Code) or (ii) a “subsidiary corporation” (as defined in section 424(f) of the Code) of any such parent corporation of the Company.  Incentive Options may be granted only if the Plan is approved by the Stockholders of the Company within one year prior to or after the Effective  Date.

3.2           Exercise Price.  The exercise price per Share shall not be less than 100% of the FMV Per Share on the Option Grant Date.

3.3           Dollar Limitation.  The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more Options granted to any Employee under the Plan (or any other option plan of the Company or an Affiliate) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of $100,000.  To the extent the Employee holds two or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Options shall be applied on the basis of the order in which such Options are granted.

3.4           10% Stockholder.  If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than 110% of the FMV Per Share on the Option Grant Date and the option term shall not exceed five years measured from the Option Grant Date.

3.5           Options Not Transferable.  No Incentive Option granted hereunder shall be transferable other than by will or by the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by such Optionee.

3.6           Compliance with 422.  All Options that are intended to be Incentive Stock Options shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422.

3.7           Limitations on Exercise.  No Incentive Option shall be exercisable more than three months after the Optionee ceases (for any reason other than death or Disability, or one year if the reason is death or Disability) to be an Employee of the Company or of any Affiliate that is a (i) “parent corporation” of the Company (as defined in section 424(e) of the Code) or (ii) a “subsidiary corporation” (as defined in section 424(f) of the Code) of any such parent corporation of the Company.

ARTICLE IV
BONUS STOCK AND PURCHASED STOCK

The Plan Committee may, from time to time and subject to the provisions of this Plan, grant shares of Bonus Stock and Purchased Stock to Employees, Service Providers and Non-Employee Directors.  Grants of Bonus Stock shall be in consideration of performance of services by the Participant without additional consideration, and grants of Purchased Stock shall be for such consideration as required by the Plan Committee.  Bonus Stock and Purchased Stock shall be shares of Common Stock that are not subject to a Restricted Period under Article VI.

ARTICLE V
STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK UNITS

5.1           Stock Appreciation Rights.  Provided that such grant does not constitute a deferral of compensation within the meaning of Section 409A of the Code, the Plan Committee is authorized to grant Stock Appreciation Rights to Employees, Service Providers or Non-Employee Directors, of the Company or of any Affiliate that is a corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50 percent ownership wherever 80 percent appears on the following terms and conditions.

(a)           Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the FMV Per Share on the date of exercise over (B) the FMV Per Share on the date of grant.  Such excess may be paid in cash or shares of Common Stock as determined by the Plan Committee and set forth in the Award agreement.

(b)           Rights Related to Options.  A Stock Appreciation Right granted in connection with an Option shall entitle a Participant, upon exercise thereof, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Subsection 5.1(a) hereof.  That Option shall then cease to be exercisable to the extent surrendered.  A Stock Appreciation Right granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable (other than by will or the laws of descent and distribution) except to the extent that the related Option is transferable.
(c)           Right Without Option.  A Stock Appreciation Right granted independent of an Option shall be exercisable as determined by the Plan Committee and set forth in the Award agreement.

(d)           Terms.  The Plan Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including achievement of certain performance goals and/or meeting certain future service requirements), the method of exercise, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award and any other terms and conditions of any Stock Appreciation Right.  No Stock Appreciation Right may be exerciseable for more than seven years from the date of grant.

(e)           Prohibition on Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Options or Stock Appreciation Rights may not be amended to (i) reduce the exercise price of outstanding Options or Stock Appreciation Rights or (ii) cancel, exchange, substitute, buy out or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without Stockholder approval.

5.2           Restricted Stock Unit Awards.  The Plan Committee is authorized to grant to Participants rights to receive cash or Common Stock equal to the Fair Market Value of a specified number of shares of Common Stock upon vesting (“Restricted Stock Unit Awards”), following the occurrence of events (such as the achievement of performance goals and/or future service requirements, or a combination of the foregoing):

(a)           Award and Restrictions.  Satisfaction of a Restricted Stock Unit Award shall be conditioned upon the expiration of the vesting period or the occurrence of events such as the achievement of performance goals and/or future service requirements specified for such Restricted Stock Unit Award by the Plan Committee in the Award agreement at the time of grant.  Prior to vesting, Restricted Stock Unit Awards shall be subject to such restrictions (including a risk of forfeiture), as the Plan Committee may impose, which restrictions shall lapse if, and at the time, vesting is achieved.  A Restricted Stock Unit Award shall vest in installments or otherwise as the Plan Committee may determine.

(b)           Payment or Satisfaction of Restricted Stock Unit Awards.  The payment of cash or the transfer of shares of Common Stock pursuant to a Restricted Stock Unit Award with respect to which vesting has been achieved shall be made no later than 2 ½ months after the vesting date in the form and manner as determined by the Plan Committee and set forth in the Award agreement at the time of the grant.

ARTICLE VI
RESTRICTED STOCK

6.1           Eligible Persons.  All Employees, Service Providers and Non-Employee Directors shall be eligible for grants of Restricted Stock.

6.2           Restricted Period and Vesting.  A grant of Restricted Stock is a grant of Common Stock to a Participant which is subject to such limitations (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Plan Committee, in its sole discretion, shall determine.  Prior to the lapse of such restrictions, the Participant shall not be permitted to transfer such shares.  The Company shall have the right to repurchase or recover such shares for the lesser of (A) the amount of cash paid therefore, if any or (B) the FMV of the shares at the time of repurchase, if (i) the Participant’s Employment from or services to the Company or an Affiliate is terminated by the Company, such Affiliate or the Participant prior to the lapse of such restrictions or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b)           Notwithstanding the foregoing, unless the Award specifically provides otherwise, all Restricted Stock not otherwise vested shall vest upon (i) termination of an Employee or Service Provider without Cause or termination by an Employee or Service Provider with Good Reason within one year from the effective date of a Change of Control; or (ii) death or Disability of the Participant.

(c)           Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left in deposit with the Company and a stock power endorsed in blank.  The grantee of Restricted Stock shall have all the rights of a Stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares.  Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the Comverge, Inc. 2006 Long-term Incentive Plan (as amended and restated) and Grant of Restricted Stock dated ________, 20____ and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such plan or grant.

(d)           After the satisfaction of all of the terms and conditions set by the Plan Committee with respect to an Award of Restricted Stock, a certificate, without the legend set forth in Section 6.2(c) above, for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Participant in the manner and at the time set forth in the Award agreement.

ARTICLE VII
PERFORMANCE AWARDS

7.1           Performance Awards.  To the extent the Plan Committee determines that any Award granted pursuant to this Plan shall be contingent upon performance goals or shall constitute performance-based compensation for purposes of Section 162(m) of the Code, the grant or settlement of the Award shall, in the Plan Committee’s discretion, be subject to the achievement of performance goals determined and applied in a manner consistent with this Section 7.1.  The Plan Committee may grant Performance Awards based on performance criteria measured over a Performance Period.  The Plan Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions except as limited under Section 7.2 hereof in the case of a Performance Award granted to a Covered Employee.

7.2           Performance Goals.  The grant and/or settlement of a Performance Award shall be contingent upon the terms set forth in this Section 7.2.

(a)           General.  The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Plan Committee.  In the case of any Award granted to a Covered Employee intended to qualify as performance based compensation under Section 162(m) of the Code, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Plan Committee are such that the achievement of performance goals is “substantially uncertain” at the time the Award is granted, and the Plan Committee may not take any action pursuant to Section 9.2 of the Plan with respect to such Award except as permissible under Section 162(m) of the Code.  The Plan Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards.  Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b)           Business Criteria.  One or more of the following business criteria for the Company, an a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Plan Committee in establishing performance goals for Performance Awards granted to a Participant:  (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow return; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on capital; (ix) return on equity; (x) economic value added; (xi) gross margin; (xii) net income; (xiii) pretax earnings; (xiv) pretax earnings before interest, (xv) pretax earnings before interest, depreciation and amortization; (xvi) pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items; (xvii) operating income; (xviii) total stockholder return; (xix) debt reduction; (xx) increases in megawatts through new contract executions; (xxi) successful completion of an acquisition, initial public offering, private placement of equity or debt; or (xxii) reduction of expenses.  Any of the above goals may be determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Plan Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

(c)           Timing for Establishing Performance Goals.  Performance goals in the case of any Award granted to a Participant who is a Covered Employee shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d)           Settlement of Performance Awards; Other Terms.  After the end of each Performance Period, the Plan Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a Performance Period.  The Plan Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award to a Covered Employee which is designed to comply with Section 162(m) of the Code.  The Plan Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Employment by the Participant prior to the end of a Performance Period or settlement of Performance Awards.

(e)           Written Determinations.  All determinations by the Plan Committee as to the establishment of performance goals, the amount of any Performance Award, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award granted to a Participant.  The Plan Committee may not delegate any responsibility relating to Performance Awards discussed in this Section 7.2(e).

(f)           Status of Performance Awards under Section 162(m) of the Code.  It is the intent of the Company that Performance Awards granted to persons who are designated by the Plan Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto) shall, if so designated by the Plan Committee, constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder.  Accordingly, the terms of this Section 7.2 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder.  If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

ARTICLE VIII
OTHER STOCK OR CASH AWARDS

The Plan Committee is hereby authorized to grant to Employees, Non-Employee Directors and Service Providers of the Company or its Affiliates, Other Stock or Cash Awards, which shall consist of a right which (i) is not an Award described in any other Article and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) or cash as are deemed by the Plan Committee to be consistent with the purposes of the Plan.  Subject to the terms of the Plan, the Plan Committee shall determine the terms and conditions of any such Other Stock or Cash Award.

ARTICLE IX
CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

9.1           General.  Awards may be granted on the terms and conditions set forth herein.  In addition, the Plan Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Plan Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Employment by the Participant and terms permitting a Participant to make elections relating to his Award.  Notwithstanding the foregoing, the Plan Committee may amend any Award without the consent of the holder if the Plan Committee deems it necessary to avoid adverse tax consequences to the holder under Code Section 409A.  The Plan Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Plan Committee shall not have discretion to accelerate or waive any term or condition of an Award (i) if such discretion would cause the Award to have adverse tax consequences to the Participant under 409A, or (ii) if the Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and such discretion would cause the Award not to so qualify.

9.2           Acceleration of Vesting. The Plan Committee may at any time or from time to time, in its discretion, in the case of any Award which is not then immediately vested or exerciseable in full, accelerate the time or times at which such Award may be vested or exercised to any earlier time or times, subject to Sections 162(m) and 409A of the Code, where applicable.

9.3           Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Plan Committee, be granted either alone, in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate.  Such additional, tandem and substitute or exchange Awards may be granted at any time.  Subject to Section 2.7 hereof, if an Award is granted in substitution or exchange for another Award, the Plan Committee shall require the surrender of such other Award in consideration for the grant of the new Award.  Notwithstanding anything in the Plan to the contrary, Options granted in substitution or exchange for an option in a corporate transaction shall be granted in accordance with the rules of Treasury Regulations section 1.424-1. In addition, Awards may be granted in lieu of cash compensation, including, but not limited to, in lieu of cash amounts payable under other plans of the Company or any Affiliate.

9.4           Term of Awards.  The term or Restricted Period of each Award that is an Option, Stock Appreciation Right, Restricted Stock Unit or Restricted Stock shall be for such period as may be determined by the Plan Committee; provided that in no event shall the term of any such Award exceed a period of seven years (or such shorter term as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

9.5           Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments or on a deferred basis.  The settlement of any Award may be subject to any limitations or contingent upon the occurrence of one or more specified events as set forth in the related Award agreement.  In the discretion of the Plan Committee, Awards granted pursuant to Article V or VII hereof may be payable in cash or shares to the extent permitted by the terms of the applicable Award agreement.  Installment or deferred payments may be required by the Plan Committee (subject to the consent of the Participant in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Plan Committee; provided, however, that no deferral shall be required or permitted by the Plan Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of amounts in respect of installment or deferred payments denominated in shares.  Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company, which plan shall be compliant with Section 409A of the Code.  The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

9.6           Vested and Unvested Awards.  After the satisfaction of all of the terms and conditions set by the Plan Committee with respect to an Award of (i) Restricted Stock, a certificate, without the legend set forth in Section 6.2(c) hereof, for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Participant as provided in the Award agreement, (ii) Restricted Stock Unit, to the extent not paid in cash, a certificate for the number of shares equal to the number of shares of Restricted Stock Unit earned shall be delivered to the Participant within 2 ½ months after the vesting date, and (iii) Stock Appreciation Rights or Performance Awards, cash and/or a certificate for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards vested shall be delivered to the person.  Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Restricted Stock Unit, Stock Appreciation Rights or Performance Awards, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Plan Committee with respect to such Award.

9.7           Exemptions from Section 16(b) Liability.  It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16(b) of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt).  Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 under the Exchange Act as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

9.8           Adjustment of Awards.  In the event that at any time after the issuance of an Award, the outstanding Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, extraordinary dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan and issued pursuant to any outstanding Awards shall be equitably adjusted by the Committee.  Upon the occurrence of any of the events described in the immediately preceding sentence, and subject to any required action of the Board and the stockholders, in order to ensure that after such event the Shares subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event, the Committee shall, in such manner as it may deem equitable, adjust (i) the number and type of shares of common stock of the Company or any Affiliate with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares that may be covered by Awards granted under the Plan during any period, (iii) the maximum number of shares that may be covered by Awards to any single individual during any calendar year, (iv) the number of shares subject to outstanding Awards, and (v) the grant or exercise price with respect to an Award.  In the event of a consolidation or merger in which the Company is not the surviving corporation or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or other transfer of substantially all of the Company’s assets (all the foregoing being referred to as “Acquisition Events”) , then the Plan Committee may in its discretion terminate all outstanding Options and Stock Appreciation Rights by delivering 20-days notice of termination to each holder of such Award; provided, however, that, during the 20-day period following the date on which such notice of termination is delivered, each such holder  shall have the right to exercise in full all of his Options or Stock Appreciation Rights then outstanding.  If an Acquisition Event occurs and the Plan Committee does not terminate the outstanding Options or Stock Appreciation Rights pursuant to the preceding sentence, then the Option or Stock Appreciation Rights shall be adjusted as set forth above.  Such adjustment in an outstanding Option shall be made (i) without change in the total price applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per share; provided, however, the Committee shall not take any action otherwise authorized under this Section to the extent that (i) such action would cause (A) the application of Section 162(m) or 409A of the Code to the Award or (B) create adverse tax consequences under Section 162(m) or 409A of the Code should either or both of those Code sections apply to the Award or (ii) materially reduce the benefit to the Participant without the consent of the Participant.  The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.

9.9           Other Provisions.  No grant of any Award shall be construed as limiting any right which the Company or any Affiliate may have to terminate at any time, with or without cause, the Employment of any person to whom such Award has been granted.

9.10           Stockholder Rights.  The person or persons entitled to Shares upon settlement of an Award shall not be entitled to any rights as a Stockholder with respect to any Shares until such person or persons shall have become the holder of record of such Shares, except for a Participant who is the recipient of a Restricted Stock Award who shall have voting and dividend rights.

ARTICLE X
WITHHOLDING FOR TAXES

Any issuance of Common Stock pursuant to the exercise of an Option or payment of any other Award under the Plan shall not be made until appropriate arrangements, satisfactory to the Company, have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto.  Such arrangements may, at the discretion of the Plan Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company the person is an officer or individual subject to Rule 16b-3 under the Exchange Act, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of shares of Common Stock (at the tax rate required by the Code) from such Award payment or exercise.

ARTICLE XI
MISCELLANEOUS

11.1           No Rights to Awards.  No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

11.2           No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss a Participant from Employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

11.3           Governing Law/Compliance with State Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.  Notwithstanding the foregoing, all Awards issued under the Plan shall comply with the applicable laws of any state in which the Participant receiving such Award resides.  By way of example, and not in limitation of the foregoing, to the extent required by California law, the Plan Committee may not impose a vesting schedule upon any Option grant to any resident of California that is more restrictive than 20% per year with the initial vesting to occur not later than one year after the Option Grant Date.  However, such limitation shall not be applicable to any Option grants made to individuals who are officers of the Company, non-employee members of the Board or independent contractors.

11.4           Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Plan Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

11.5           Other Laws.  The Plan Committee may refuse to issue or transfer any shares or other consideration under an Award agreement if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law.

11.6           Section 409A - No Guarantee of Tax Consequences.  It is the intention of the Company that all Awards granted by the Plan Committee be in compliance with, or exempt from, Section 409A of the Code and the provisions of the Plan shall be interpreted accordingly; provided, however that the Participant shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan.  Neither the Board, nor the Company nor the Plan Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the Participants.  No action shall be taken by the Plan Committee with respect to an Award that is not permissible under Section 409A of the Code.  Notwithstanding anything herein to the contrary, if any amounts payable hereunder are reasonably determined by the Plan Committee to be “nonqualified deferred compensation” payable to a “specified employee” upon “separation from service” (as such terms are defined under Section 409A of the Code), then such amounts that would otherwise be payable upon “separation from service” shall be held and not be paid by the Company upon “separation from service,” but shall be paid as soon as administratively feasible following the earlier of:  (1) the first day that is six months following the Participant’s separation from service; or (2) the Participant’s date of death.  Such amounts that would otherwise be payable during such period shall be accumulated and paid in a lump sum without interest on the date that is the earlier of (1) or (2) above.

*           *           *

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COMVERGE, INC.                                                                                            electronic voting instruction form.
5390 TRIANGLE PARKWAY
SUITE 300                                                                                           ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
NORCROSS, GA 30092                                                                                      If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                               KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMVERGE, INC.
For               Withhold        For All                            To withhold authority to vote for any
The Board of Directors recommends that you                               All               All             Except                            individual nominee(s), mark “For All
vote FOR the following:                                                                                                                               Except” and write the number(s) of the
           nominee(s) on the line below.
1.        Election of Directors                                                             ☐           ☐              ☐                ____________________

Class III Nominees:
01)           Nora Mead Brownell
02)           A. Laurence Jones
   For         Against    Abstain
The Board of Directors recommends that you vote FOR the following proposals:

2.           Approval of the Amended and Restated Comverge, Inc. 2006 Long-term Incentive Plan.
  ☐    ☐    ☐

3.           Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending on December 31, 2010.
 ☐      ☐     ☐

The Board of Directors does not have a recommendation for voting on the following proposal:

4.           Stockholder proposal to repeal the classified structure of the Board.
  ☐    ☐   ☐
NOTE:  Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.         Yes           No
☐  ☐
Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, trustee or guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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COMVERGE, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints R. Blake Young and Michael D. Picchi, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Comverge,  Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 5390 Triangle Parkway, Suite 300, Norcross, Georgia on Wednesday, May 5, 2010 at 3:00 P.M. Eastern Daylight Time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly in the Company's  Proxy Statement,  receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2 and 3 and AGAINST proposal 4. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the shares of common stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE

Continued and to be signed on reverse side